STOCK PURCHASE AGREEMENT

by and among
ProAct Services Corporation,
a Michigan Corporation
and
Hammond, Kennedy, Whitney & Company, Inc.,
a New York corporation
(solely in its capacity as the Sellers’ Representative)
and
The Equity Holders of the Company
and
EWT Holdings III Corp.

June 19, 2018

22203625.13

TABLE OF CONTENTS
Page

Article I Definitions and Interpretation	1

Section 1.01.	Definitions 1

Section 1.02.	Other Defined Terms 11

Section 1.03.	Construction and Interpretation 13

Article II Sale of Equity Securities and the Purchase Price	14

Section 2.01.	Sale of Equity Securities 14

Section 2.02.	Delivery of Estimated Purchase Price Calculation 15

Section 2.03.	Payment of Estimated Adjusted Purchase Price and Related Amounts 15

Section 2.04.	Calculation of Post-Closing Purchase Price Adjustments 16

Section 2.05.	Payment of Post-Closing Purchase Price Adjustment by the Buyer; Release of the Adjustment Escrow Amount 18

Section 2.06.	Payment of the Final Purchase Price Adjustments by the Sellers’ Representative 19

Article III The Closing and Closing Deliveries	20

Section 3.01.	The Closing 20

Section 3.02.	Closing Deliveries of each Seller 20

Section 3.03.	Closing Deliveries of the Company 21

Section 3.04.	Closing Deliveries of the Buyer 22

Article IV Representations and Warranties of the Sellers	22

Section 4.01.	Organization and Good Standing 22

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Section 4.02.	Authority 22

Section 4.03.	Enforceability 23

Section 4.04.	No Conflict 23

Section 4.05.	Ownership of Equity Securities 23

Section 4.06.	Compliance with Laws; Legal Proceedings. 23

Section 4.07.	Brokers. 24

Article V Representations and Warranties Regarding the Company	24

Section 5.01.	Organization and Good Standing 24

Section 5.02.	Authority 24

Section 5.03.	Enforceability 25

Section 5.04.	No Conflict 25

Section 5.05.	Capitalization and Subsidiaries 25

Section 5.06.	Financial Statements 26

Section 5.07.	Accounts Receivable 27

Section 5.08.	Inventory 27

Section 5.09.	No Undisclosed Liabilities 27

Section 5.10.	No Material Adverse Effect 27

Section 5.11.	Absence of other Changes and Events 28

Section 5.12.	Tax Matters 29

Section 5.13.	Ownership of Assets 31

Section 5.14.	Condition and Sufficiency of Assets 31

Section 5.15.	Real Property Matters 31

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Section 5.16.	Compliance with Laws 32

Section 5.17.	Licenses, Authorizations and Permits 33

Section 5.18.	Legal and other Proceedings 33

Section 5.19.	Environmental Matters 33

Section 5.20.	Employee Benefit Matters 34

Section 5.21.	Labor and Employment Matters 36

Section 5.22.	Contracts and Agreements 37

Section 5.23.	Intellectual Property 38

Section 5.24.	Insurance 40

Section 5.25.	Customers and Suppliers 40

Section 5.26.	Related Party Transactions 41

Section 5.27.	Bank Accounts 41

Section 5.28.	Officers, Directors and Managers 41

Section 5.29.	Brokers and Finders 41

Article VI Representations and Warranties of the Buyer	41

Section 6.01.	Organization and Good Standing 41

Section 6.02.	Authority 41

Section 6.03.	Enforceability 42

Section 6.04.	No Conflict 42

Section 6.05.	Broker’s Fees 42

Section 6.06.	compliance with laws; Legal Proceedings 42

Section 6.07.	Independent Investigation 42

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Section 6.08.	Investment Intent 43

Section 6.09.	Financing of Acquisition 43

Section 6.10.	Solvency 43

Section 6.11.	Representations and Warranties Insurance 43

Article VII Limitations on Representations and Warranties	44

Section 7.01.	Certain Exclusive Representations and Warranties 44

Section 7.02.	No Other Representations and Warranties 44

Section 7.03.	Survival of Representations and Warranties 45

Article VIII Covenants and Agreements of the Parties	46

Section 8.01.	Pre-Closing Covenants of the Sellers and the Company 46

Section 8.02.	Pre-Closing Covenants of the Buyer 49

Section 8.03.	Further Assurances 49

Section 8.04.	Record Retention and Access 49

Section 8.05.	Insurance Tail Coverage 50

Section 8.06.	Representations and Warranties Insurance 51

Section 8.07.	Antitrust Filings 52

Section 8.08.	Restrictive Covenants 53

Article IX Conditions to Closing	54

Section 9.01.	The Buyer’s Conditions Precedent 54

Section 9.02.	The Sellers’ Conditions Precedent 55

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Article X Indemnification	56

Section 10.01.	Indemnification by the Sellers 56

Section 10.02.	Indemnification by the Buyer and the Company 58

Section 10.03.	Limitations on Indemnity for Breaches of Representations and Warranties and Tax Matters; Ultimate Purchase Price Cap 58

Section 10.04.	Mitigation of Losses 59

Section 10.05.	Insurance and Third-Party Payments 60

Section 10.06.	Tax Benefits 60

Section 10.07.	Indemnity as Sole Recourse 60

Section 10.08.	No Duplication of Recovery 60

Section 10.09.	Third-Party Claims 60

Section 10.10.	Subrogation 62

Section 10.11.	Adjustments to the Purchase Price 62

Section 10.12.	Termination Upon Change in Control 62

Article XI Tax Matters	62

Section 11.01.	Preparation of Tax Returns 62

Section 11.02.	Buyer Tax Acts 63

Section 11.03.	Tax Benefits of Pre-Closing Matters 64

Section 11.04.	Mutual Cooperation 64

Section 11.05.	Withholdings 64

Section 11.06.	Audits and Examinations 65

Section 11.07.	Tax Refunds 65

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Section 11.08.	Transfer Taxes 66

Section 11.09.	Straddle Periods 66

Section 11.10.	Taxation of Escrow Amount 66

Section 11.11.	No Code Section 338 Election 67

Section 11.12.	Overlap 67

Article XII Termination of this Agreement	67

Section 12.01.	Termination Events 67

Section 12.02.	Effect of Termination 68

Article XIII Matters Concerning the Sellers’ Representative	68

Section 13.01.	Appointment of the Seller’s Representative 68

Section 13.02.	Sellers’ Representative Holdback 68

Section 13.03.	Authority of the Sellers’ Representative 68

Section 13.04.	Limitations on Authority 69

Section 13.05.	Limitations on Liability 70

Section 13.06.	Investment of the Holdback Amount 71

Section 13.07.	Successor Sellers’ Representatives 71

Section 13.08.	Distribution of the Holdback Amount 71

Section 13.09.	Several Claims 72

Article XIV Miscellaneous	72

Section 14.01.	Assignment 72

Section 14.02.	Notices 72

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Section 14.03.	Expenses 74

Section 14.04.	Governing Law; Forum; Waiver of Jury Trial 74

Section 14.05.	Partial Invalidity 74

Section 14.06.	Execution in Counterparts; Facsimile and E-Mail Signatures 75

Section 14.07.	Entire Agreement; Amendments and Waivers 75

Section 14.08.	Public Announcements 75

Section 14.09.	Non-Recourse Parties 76

Section 14.10.	Specific Performance 76

Section 14.11.	Future Representation 76

Section 14.12.	Parties in Interest 77

LIST OF EXHIBITS

Exhibit A    -    List of Sellers
Exhibit B    -    Form of Escrow Agreement
Exhibit C    -    Third-Party Consents and Approvals
Exhibit D    -    Form of Employment Offer Letter
Exhibit E    -    Form of Consulting Agreement
Exhibit F    -    Representations and Warranties Insurance Policy Binder

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into on this June 19, 2018, by and among ProAct Services Corporation, a Michigan corporation (the “Company”), the Persons identified on Exhibit A hereto (each, a “Seller” and, collectively, the “Sellers”), Hammond, Kennedy, Whitney & Company, Inc., a New York corporation (“HKW”), solely in its capacity as the Sellers’ Representative under this Agreement, and EWT Holdings III Corp., a Delaware corporation (the “Buyer”).
RECITALS
WHEREAS, the Company is in the business of providing water and air treatment services in the United States and Canada;
WHEREAS, the Sellers own one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company (the “Shares”) or Options to purchase Shares; and
WHEREAS, the Buyer desires to purchase or otherwise acquire from the Sellers, and the Sellers desire to sell or otherwise convey to the Buyer, all of the Company’s issued and outstanding equity securities, on the terms and subject to the conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto (intending to be legally bound) hereby agree as follows:
Article I
DEFINITIONS AND INTERPRETATION

SECTION 1.01.	DEFINITIONS
As used in this Agreement, the following initially capitalized terms shall have the meanings given to such terms in this Section 1.01 below:
“Adjusted Purchase Price” means an amount equal to the Purchase Price plus the sum of Closing Date Cash, any Working Capital Surplus and the Aggregate Exercise Price, and minus the sum of the Closing Date Indebtedness, any Working Capital Deficiency, the Transaction Expenses and the Escrow Amount.

“Adjustment Escrow Amount” means an amount equal to $500,000.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.
“Aggregate Exercise Price” means the aggregate amount necessary to exercise in full all Options.
“Applicable Total Percentage” means, with respect to each Seller, a fraction (expressed as a percentage), the numerator of which is the sum of the number of Closing Date Shares owned by such Seller and the number of Option Shares subject to Options that are held by such Seller, and the denominator of which is the sum of the number of all Closing Date Shares and the Total Number of Option Shares (without giving effect to the cancellation and termination of the Options contemplated by Section 2.01(b) below).
“Base Working Capital” means $9,700,000.
“Benefit Plans” means each and every pension, benefit, retirement, profit-sharing, deferred compensation, welfare, fringe-benefit, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, or vacation agreement, plan, policy, program, contract or arrangement, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is maintained, sponsored, contributed to, or required to be contributed to by the Company or any ERISA Affiliate of the Company for the benefit of any current or former employee, director, officer or independent contractor of the Company or any ERISA Affiliate of the Company or any spouse or dependent of such individual or under which the Company or any ERISA Affiliate of the Company has any liability.
“Binder Agreement” means the Binder Agreement dated as of the date of this Agreement between the Buyer and the Insurer pursuant to which the Insurer has committed, subject to the satisfaction of the conditions set forth therein, to issue the R&W Insurance Policy to the Buyer as of the Closing Date.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Detroit, Michigan, are authorized or required by Law to be closed for business.
“Buyer Indemnified Persons” means, collectively, the Buyer, its Affiliates and each of their respective officers, directors, employees, shareholders, agents, successors and permitted assigns (including, after the Closing, the Company and its Subsidiaries); and each of them individually is a “Buyer Indemnified Person”. Each Buyer Indemnified Person not a party hereto is hereby expressly made and designated as a third party beneficiary of this Agreement and shall have the right, power and authority to enforce the rights granted to him, her or it hereunder as though he, she or it were a party hereto.
“Cash and Cash Equivalents” means, as of any date of determination and with respect to any Person, the sum of all cash, cash equivalents, short term investments and marketable securities of such Person as of such date. Cash and Cash Equivalents shall include the amount of all checks and other wire transfers and drafts deposited or available for the account of such Person as of such date. Cash and Cash Equivalents shall not include the amount of any issued but uncleared checks and drafts issued by such Person as of such date.
“Change in Control” means the occurrence of any event resulting in: (a) the Buyer ceasing to own, directly or indirectly, more than fifty percent (50%) of the voting power of the Company’s equity securities; or (b) the sale of a majority or more of the assets or voting securities of the Company and its Subsidiaries, or the Buyer, in a single transaction or series of related transactions. A Change in Control expressly includes any such occurrence or sale that is structured as a merger, consolidation, joint venture, tender offer, exchange offer, recapitalization, equity investment or other similar transaction.
“Closing” means the consummation of the transactions contemplated by this Agreement.
“Closing Date” means the date on which the Closing actually occurs.
“Closing Date Cash” means the consolidated Cash and Cash Equivalents of the Company and its Subsidiaries, determined as of the Effective Time (without taking into account the consummation of the transactions contemplated by this Agreement) net of the aggregate amount of any Restricted Cash.
“Closing Date Indebtedness” means an amount equal to the sum of the consolidated Indebtedness of the Company and its Subsidiaries, determined as of the Effective Time (without taking into account the consummation of the transactions contemplated by this Agreement).
“Closing Date Shares” means all Shares issued and outstanding immediately prior to the Closing. For the avoidance of doubt, Closing Date Shares includes all Purchased Shares.
“Closing Date Working Capital” means an amount equal to: (a) the consolidated current assets of the Company and its Subsidiaries, other than Cash and Cash Equivalents, Restricted Cash and any Income Tax assets minus (b) the consolidated current liabilities of the Company and its Subsidiaries, other than Indebtedness, Transaction Expenses and any Income Tax liabilities, determined (x) as of the Effective Time (but without taking into account the consummation of the transactions contemplated by this Agreement), (y) in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, and with consistent classifications, judgments and valuation and estimation methodologies, as were used in the preparation of the Year-End Financial Statements, and (z) consistent with the pro forma example calculated as of April 30, 2018 and set forth on Schedule 1.01.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations and other guidance promulgated thereunder.
“Code” means the Internal Revenue Code of 1986, as amended.
“Control” (including “Controlling”, “Controlled” or “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Environment” means all soil, land surface or subsurface strata, surface waters, ground waters, drinking water supplies, streams, sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.
“Environmental Laws” means all Laws concerning pollution or protection of the Environment, including all Laws relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any Hazardous Materials.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any Person, any member of a controlled group of corporations under Section 414(b) of the Code of which such Person is a member, and any trade or business (whether or not incorporated) under common control with such Person under Section 414(c) of the Code, and all other entities which together with such Person are or were within any of past three (3) years treated as a single employer under Section 414(m) or 414(o) of the Code.
“Escrow Agent” means U.S. Bank National Association.
“Escrow Agreement” means the Escrow Agreement to be entered into at the Closing by and among the Buyer, the Sellers’ Representative and the Escrow Agent, in the form attached hereto as Exhibit B.
“Escrow Amount” means an amount equal to the sum of the Adjustment Escrow Amount and the Indemnity Escrow Amount.
“Estimated Per-Share Amount” means an amount equal to the quotient of the Estimated Adjusted Purchase Price and the sum of the number of Closing Date Shares and the Total Number of Option Shares.
“Final Adjusted Purchase Price” means, as appropriate: (a) the Proposed Final Adjusted Purchase Price, if the Sellers’ Representative either (i) notifies the Buyer that it agrees with the Buyer’s calculation of the Proposed Final Adjusted Purchase Price, or (ii) fails to deliver a Dispute Notice to the Buyer prior to the expiration of the Dispute Period as provided in Section 2.04(c); (b) the Proposed Final Adjusted Purchase Price, with such further adjustments as the Buyer and the Sellers’ Representative may mutually agree upon in writing, if the Buyer and the Sellers’ Representative are able to resolve all of their disputes over the calculation of the Adjusted Purchase Price without resort to the Independent Accountants, as provided in Section 2.04(d); or (c) the Adjusted Purchase Price as finally determined by the Independent Accountants, taking into account all Resolved Items and the Independent Accountants’ determination of all Disputed Items, as provided in Section 2.04(e).
“Fundamental Claim Losses” means all Losses attributable to Fundamental Claims.
“Fundamental Claims” means all claims made by the Buyer Indemnified Persons pursuant to: (a) Section 10.01(a)(i); (b) Section 10.01(b)(i) for the breach of a Fundamental Representation and Warranty; and (c) Section 10.01(b)(iii).
“Fundamental Representations and Warranties” means, collectively, the representations and warranties: (a) made by Sellers in Article IV; and (b) made by the Company in Sections Section 5.01(a), Section 5.02, Section 5.03, Section 5.05, and Section 5.29; and each such representation and warranty individually is a “Fundamental Representation and Warranty”.
“GAAP” means Generally Accepted Accounting Principles for financial reporting in the United States of America.
“General Claim Losses” means all Losses attributable to General Claims.
“General Claims” means all claims made by the Buyer Indemnified Persons pursuant to Section 10.01(b)(i), other than for the inaccuracy in or breach of a Fundamental Representation and Warranty.
“Governing Documents” means, with respect to any particular entity: (a) if a corporation, the articles or certificate of incorporation and the bylaws of such entity; (b) if a general partnership, the partnership agreement and any statement of partnership of such entity; (c) if a limited partnership or limited liability partnership, the limited partnership agreement or limited liability partnership agreement and the certificate of limited partnership or limited liability partnership of such entity; (d) if a limited liability company, the articles or certificate of organization or formation and the operating agreement or limited liability company agreement of such entity; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements, subscription agreements, restricted share grant agreements, share purchase agreements, share grant plans, or other agreements, plans or documents relating to the organization, management or operation of such entity or relating to the rights, duties and obligations of the equity holders of such entity with respect thereto; and (g) any amendment, modification or supplement to any of the foregoing.
“Governmental Authority” means any: (a) international, multinational, federal, national, state, local, municipal, foreign or other government or political subdivision thereof; (b) governmental authority of such government or political subdivision (including any agency, branch, department, board, commission or other similar governmental entity exercising governmental powers), to extent that the rules, regulations or orders of such authority or governmental entity have the force of Law; (c) entity, authority, agency, ministry, or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi‑governmental entity established to perform any of such functions; or (d) court or tribunal of competent jurisdiction.
“Hazardous Activity” means any distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, threatened Release, storage, transfer, disposal, transportation, treatment or use of any Hazardous Material.
“Hazardous Material” means any substance, material or waste which is currently regulated by any Governmental Authority, including any material, substance or waste defined or regulated as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, including petroleum, petroleum products, asbestos, asbestos-containing material, lead paint, formaldehyde and polychlorinated biphenyls.
“HKW Parties” means, collectively, HKW Capital Partners IV, L.P., a Delaware limited partnership, and HKW Capital Partners IV-A, L.P., a Delaware limited partnership; and each of them, individually, is an “HKW Party”.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Income Taxes” means, with respect to any Person, any Taxes of such Person calculated based on the gross or net income or gross or net receipts of such Person.
“Indebtedness” means, as of any date of determination and with respect to any Person, without duplication, all: (a) of such Person’s (i) liabilities for borrowed money, (ii) liabilities evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation, deed of trust or mortgage), (iii) liabilities for or on account of the deferred purchase price of property (excluding trade payables incurred in the ordinary course of business), (iv) liabilities secured by a Lien against any asset of such Person, (v) liabilities in respect of unfunded vested benefits under any Benefit Plan, (vi) liabilities in respect of drawn letters of credit and “swaps” of interest and currency exchange rates (and other interest and currency rate hedging agreements), (vii) liabilities for the payment of money as a lessee under leases that should be, in accordance with GAAP, recorded as capital leases for financial reporting purposes, and (viii) liabilities in respect of any interest, premiums, penalties, fees or other charges in respect of any indebtedness described in the foregoing clauses (i) through (vii); and (b) any liabilities or obligations described in clause (a) above guaranteed as to payment of principal or interest by such Person.
“Indemnified Person” means any Person entitled to indemnification under this Agreement.
“Indemnifying Person” means any Person required to indemnify another Person under this Agreement.
“Indemnity Basket” means an amount equal to $660,000.
“Indemnity Escrow Amount” means an amount equal to $660,000.
“Indemnity Escrow Balance” means, as of any date of determination, the portion of the Indemnity Escrow Amount then remaining on deposit with the Escrow Agent under the Escrow Agreement, net of any then pending claims and plus any undistributed earnings thereon.
“Insurer” means AIG Specialty Insurance Company, in its capacity as insurer under the R&W Insurance Policy.
“Knowledge” means, when used in reference to the Company, that the fact or other matter to which the term “Knowledge” relates is actually known (or should have been known after reasonable inquiry of their direct reports) to any member of the Management Team.
“Law” means any constitution, law, ordinance, principle of common law, code, statute, rule, regulation, agency guidelines or treaty of any Governmental Authority.
“Lien” means any lien, pledge, security interest, encumbrance, mortgage or restriction.
“Litigation” means any charge, demand, notice of violation, arbitration, audit, litigation or suit (whether civil, criminal, or administrative) commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator.
“Losses” means any and all losses, damages, liabilities, judgments, fines, penalties, costs and expenses, including reasonable, documented attorneys’ fees and expenses; provided, however, that Losses shall not include any punitive or exemplary damages unless specifically awarded: (a) to a third party (i.e., a Person that is not a Buyer Indemnified Person or a Seller Indemnified Person, or one of their respective Affiliates) in connection with a Third-Party Claim; or (b) in connection with a claim based on fraud.
“Management Team” means, collectively, Frank L. Smiddy, Gerard Smiddy, Zachary T. Nichols, Dave Morrow and Frank Skrocki.
“Material Adverse Effect” means any event or occurrence that has a material adverse effect on the business, assets or financial condition of the Company and its Subsidiaries, considered together, other than any event or occurrence relating to: (a) changes to the economy of the United States of America, the global economy, or the economies, industries or markets in which the Company or any of its Subsidiaries operates; (b) changes in general economic, regulatory or political conditions or changes in the countries, territories or political subdivisions in which the Company or any of its Subsidiaries operates; (c) changes resulting from acts of war (whether or not declared), military action or any act of terrorism, or the escalation or worsening thereof; (d) changes in the debt, financing, banking or securities markets, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (e) changes in Law or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (f) changes resulting from compliance with this Agreement; (g) changes resulting from any action taken (or omitted to be taken) with the consent of or at the request of the Buyer; (h) changes resulting from any natural or man-made disaster or acts of God; or (i) changes resulting from any failure by the Company and its Subsidiaries to meet any internal or published financial projections, forecasts, revenue or earnings predictions, performance measures or operating statistics (provided, that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, however, that any event or occurrence referred to in clauses (a), (b), (c), (d), (e) or (h) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent, and only to the extent, that such event or occurrence has a disproportionate effect on the Company and its Subsidiaries compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.
“Non-Recourse Party” means any and all former, current and future Representatives of each Seller, and all of their respective successors, administrators, heirs, legatees, beneficiaries and assigns.
“Option Shares” means, with respect to each Option, the aggregate number of Shares for which such Option is exercisable as of immediately prior to the Closing.
“Options” means, as of immediately prior to the Closing, all of the then issued and outstanding options granted by the Company to purchase its Shares.
“Order” means any award, decision, injunction, judgment, order, ruling or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or any arbitrator.
“Payoff Letters” means letters, in form and substance reasonably acceptable to Buyer, setting forth, or other written evidence of, the amount or amounts required to be paid to the Persons to whom the Company or any of its Subsidiaries is indebted in respect of Closing Date Indebtedness, to cause such Closing Date Indebtedness to be paid and satisfied in full and all Liens (other than Permitted Liens) securing such Closing Date Indebtedness to be released.
“Permit” means any approval, consent, license, permit, waiver or other authorization required to be obtained from any Governmental Authority or pursuant to any Law.
“Permitted Liens” means: (a) with respect to real property (i) Liens for or relating to real estate taxes and assessments not yet due and payable or being contested in good faith by appropriate procedures, (ii) zoning, building code and similar restrictions and land use Laws affecting real property which are not violated in any material respect by the current use and operation of such real property or proposed structures or land use with respect to such real property, and (iii) easements, covenants, conditions and restrictions of record affecting such real property which do not materially impair the current occupancy or use of such real property in any material respect and none of which is violated in any material respect by existing, or (with respect to the Owned Real Property) proposed, structures or land use; (b) Liens for or relating to taxes and assessments not yet due and payable or being contested in good faith by appropriate procedures; (c) worker’s, carrier’s, mechanic’s, materialman’s and similar Liens relating to amounts that are not yet due and payable; (d) purchase money Liens and Liens securing rental payments under capital lease arrangements; and (e) Liens that are otherwise immaterial in character, amount and extent, and which do not materially detract from the value of or interfere with the present or proposed use of the properties they affect.
“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, unincorporated organization, association or other entity or any Governmental Authority.
“Pollution” means any actual, alleged or threatened discharge, release, escape, or disposal of, or exposure to any waste or substance exhibiting hazardous characteristics as is or may be defined or identified on any list of hazardous wastes or substances issued by the United States Environmental Protection Agency or any state or local or foreign counterpart; any request, direction or order that any person test for, monitor, clean up, remove, contain, treat, detoxify, neutralize or in any way respond to or assess the effect of hazardous substances, wastes or nuclear reaction, radiation or contamination, or any voluntary decision to do so; or any actual or alleged property damage, or bodily injury, sickness, disease or death of any person, or financial loss to any person or their creditors resulting from any of the aforementioned matters.
“Post-Closing Tax Period” means, with respect to any Person, any taxable period of such Person (or portion of any Straddle Period) that is not a Pre-Closing Tax Period.
“Pre-Closing Tax Period” means, with respect to any Person, any taxable period of such Person ending on or before the Closing Date and, with respect to any taxable period of such Person beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
“Pre-Closing Taxes” means (a) all Taxes of the Company or any of its Subsidiaries for any Pre-Closing Tax Period, other than to the extent resulting from a Buyer Tax Act; (b) all liability resulting by reason of the several liability of the Company or any of its Subsidiaries pursuant to Treasury Regulations § 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of the Company or any of its Subsidiaries having been (or ceasing to be) a member of any consolidated, combined or unitary group on or prior to the Closing Date; and (c) all liability of the Company or any of its Subsidiaries for Taxes of any other Person pursuant to any contractual agreement entered into, other than at the written request of the Buyer, on or before the Closing Date.
“Purchase Price” means an amount equal to $132,000,000.
“Purchased Shares” means, with respect to any Seller, all of the Shares owned by such Seller as of immediately prior to the Closing.
“R&W Insurance Policy” means a representations and warranties insurance policy to be issued by the Insurer to the Buyer insuring the representations and warranties set forth in Article IV and Article V and the indemnity provided in Section 10.01(b)(iii), which policy is bound as of the date hereof pursuant to the Binder Agreement.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, depositing, injecting, escaping, leaching, dumping, or other releasing into or through the Environment.
“Representative” means, with respect to a particular Person, any officer, director, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants, investment bankers and financial advisors.
“Restricted Business” means the business of providing water and air treatment services as conducted by the Company and its Subsidiaries as of the Closing Date.
“Restricted Cash” means any Cash and Cash Equivalents of the Company and its Subsidiaries to the extent such Cash and Cash Equivalents are not freely usable by the Company and/or its Subsidiaries because it is subject to restrictions or limitations on use or distribution by applicable Law, contract, or otherwise (including, for the avoidance of doubt, any security deposits on hand with third parties, vendor deposits, cash securing letters of credit and similar restricted cash), in each case, determined as of the Effective Time (without taking into account the consummation of the transactions contemplated by this Agreement).
“Restricted Period” means, with respect to (a) Frank L. Smiddy and Gerard Smiddy, the period of time commencing on the Closing Date and expiring on the fifth (5th) anniversary of the Closing Date; and (b) each other Restricted Seller, the period of time commencing on the Closing Date and expiring on the second (2nd) anniversary of the Closing Date.
“Restricted Seller” means each Seller other than the HKW Parties.
“Seller Indemnified Persons” means, collectively, the Sellers, the Sellers’ Representative, their respective Affiliates and each of their respective officers, directors, employees, shareholders, agents and successors and permitted assigns (or Persons with similar authority); and each of them individually is a “Seller Indemnified Person”. Each Seller Indemnified Person not a party hereto is hereby expressly made and designated as a third party beneficiary of this Agreement and shall have the right, power and authority to enforce the rights granted to him, her or it hereunder as though he, she or it were a party hereto.
“Sellers’ Representative” means HKW, and any successor thereto appointed pursuant to Article XIII, in such Person’s capacity as the Sellers’ Representative under this Agreement.
“Shareholders Agreement” means the Buy-Sell Agreement among the Sellers dated October 10, 2014.
“Subsidiaries” means, collectively, Carbonair Environmental Systems, Inc., a Minnesota corporation, and FSI Field Specialties, Inc., an Indiana corporation; and each of them individually is a “Subsidiary”.
“Tax” means (a) any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind in the nature of a tax (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), imposed, assessed or collected by or under the authority of any Governmental Authority; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined or unitary group; and (c) all liabilities for the payment of any amounts described in clauses (a) or (b) as a result of being a transferee of or successor to any Person, by contract or otherwise.
“Tax Return” means any return (including any information return or supporting material), report, statement, schedule, notice, form or other document filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax, and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax authority.
“Territory” means the United States of America.
“Total Number of Option Shares” means the total number of Option Shares subject to all the Options.
“Transaction Bonuses” means all bonuses, change of control payments, deferred compensation, termination pay, termination benefit, severance, phantom equity or mirror equity and similar amounts owed by the Company or any of its Subsidiaries to any employees as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement.
“Transaction Expense Invoices” means invoices reflecting the amounts necessary to satisfy all Transaction Expenses in full through the Closing Date, issued by the Persons to whom such amounts are owed, except for any Transaction Bonuses and the Withholding Amount.
“Transaction Expenses” means all fees, costs and expenses incurred by the Company or any of its Subsidiaries as a result of, or in connection with, this Agreement and the transactions contemplated by this Agreement and which remain unpaid as of the Closing, including (a) Transaction Bonuses; (b) any employer’s portion of payroll Taxes included within the Withholding Amount or applicable in connection with the payment of Transaction Bonuses; (c) any amounts owed to attorneys, accountants, advisors and investment banks; and (d) Sellers’ portion of the (i) the D&O Tail Policy and (ii) filing and other similar fees payable in connection with any filings or submissions under the HSR Act.
“Transaction Tax Deductions” means any Tax deductions attributable to: (a) the payment or other satisfaction of any Transaction Expenses and/or Closing Date Indebtedness, the Options and the Transaction Bonuses; and (b) transaction expenses and bonuses paid by the Company in the amount of $6,512,536 in connection with the HKW Parties’ acquisition of a majority of the Shares on October 10, 2014 to the extent not in excess of the operating loss carryforward of the consolidated group of which Company is the parent that carries forward to a Post-Closing Tax Period.
“Withholding Amount” means the aggregate amount of Taxes required to be withheld by the Company or any of its Subsidiaries in connection with the cancellation or termination of the Options and/or any payments made in respect thereof, plus the employer’s portion of payroll Taxes with respect thereto.
“Working Capital Deficiency” means the absolute value of the amount by which Closing Date Working Capital is less than Base Working Capital, if at all.
“Working Capital Surplus” means the absolute value of the amount by which Closing Date Working Capital is greater than Base Working Capital, if at all.

SECTION 1.02.	OTHER DEFINED TERMS
The following initially capitalized terms are defined in the sections referenced adjacent to such terms in this Section 1.02 below.

Defined Term	Section in which Defined
280G Shareholder Vote	Section 8.01(g)
Adjustment Deficiency Amount	Section 2.05(b)(iii)
Adjustment Escrow Release Amount	Section 2.06(b)
Adjustment Items	Section 2.02(b)
Agreement	Preamble
Buyer	Preamble
Buyer Tax Act	Section 11.02
Clients	Section 8.04(a)
Closing Date Balance Sheet	Section 2.04(a)(i)
Closing Statement	Section 2.04(a)
Company	Preamble
Company Environmental Permits	Section 5.19(d)
Confidentiality Agreement	Section 8.02(c)
Copyrights	Section 5.23(c)
D&O Tail Policy	Section 8.05(b)
Disputed Items	Section 2.04(e)
Dispute Notice	Section 2.04(b)
Dispute Period	Section 2.04(b)
Domain Names	Section 5.23(e)
Effective Time	Section 3.01(b)
Estimated Adjusted Purchase Price	Section 2.02(c)
Estimated Closing Date Balance Sheet	Section 2.02(a)
Estimated Closing Statement	Section 2.02
Excess Adjustment Escrow Amount	Section 2.05(b)(ii)
Financial Statements	Section 5.06
Final Calculation Statement	Section 2.04(e)
HKW	Preamble
Holdback Amount	Section 13.02
Independent Accountants	Section 2.04(e)
Insurance Policies	Section 5.24
Interim Balance Sheet	Section 5.06(b)
Interim Financial Statements	Section 5.06(b)
Leased Real Property	Section 5.15(b)
Licensed Intellectual Property	Section 5.23(d)
Material Contract	Section 5.22(a)
Material Customer	Section 5.25(a)
Material Supplier	Section 5.25(b)
Negative Adjustment Amount	Section 2.05(b)
Owned Real Property	Section 5.15(a)
Patents	Section 5.23(a)
Permitted Update	Section 8.01(e)
Position Statement	Section 2.04(e)
Positive Adjustment Amount	Section 2.05(a)
Pre-Closing Engagements	Section 8.04(a)
Properties	Section 10.01(b)(v)
Proposed Final Adjusted Purchase Price	Section 2.04(a)(iii)
Real Property	Section 5.15(b)
Resolution Period	Section 2.04(d)
Resolved Items	Section 2.04(e)
Schedule Supplement	Section 8.01(e)
Securities Act	Section 6.08
Sellers	Preamble
Sellers’ Counsel	Section 8.04(a)
Several Claim	Section 13.04
Shares	Preamble
Straddle Period	Section 11.09
Tax Refund	Section 11.07
Third-Party Claim	Section 10.09(a)
Trademarks	Section 5.23(b)
Transfer Taxes	Section 11.08
Year-End Balance Sheet	Section 5.06(a)
Year-End Financial Statements	Section 5.06(a)

SECTION 1.03.	CONSTRUCTION AND INTERPRETATION
(a)    Section and Other References. The meanings of terms defined herein are equally applicable to the singular and plural of such defined terms. Except as otherwise specifically provided, the words “hereof”, “herein”, “hereto”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. Any references herein to “Section”, “subsection”, “paragraph”, “subparagraph”, “Article” or “Exhibit” refer to the sections, subsections, paragraphs, subparagraphs, articles and exhibits to this Agreement, as appropriate. Any references herein to “Schedules” refer to the disclosure schedules attached to the Disclosure Schedule Letter of even date herewith delivered by the Company to the Buyer in connection with the execution and delivery of this Agreement.
(b)    Headings. The headings of articles, sections and subsections to this Agreement are provided for convenience only and will not affect the construction or interpretation hereof.
(c)    No Strict Construction. This Agreement and all Exhibits and Schedules are a result of negotiations among the parties hereto. Accordingly, neither this Agreement nor any Exhibit or Schedule shall be construed against any party hereto because of its or its counsel’s involvement in its preparation.
(d)    Currency and Payment Methods. Except as otherwise specifically set forth herein, all references to dollars, “$” or other monetary values or currency herein shall be deemed to be references to currency of the United States of America. Any payment contemplated by this Agreement shall be made by wire transfer of immediately available funds to an account specified by the payee, by cash, by certified check or by any other method that provides immediately available funds.
(e)    Words of Inclusion. When used herein, the terms “including” and “include” mean including without limiting the generality of any description preceding such term.
(f)    Time of the Essence. Time shall be of the essence hereof.
(g)    Statutes and Regulations. Unless otherwise provided herein, any reference to any Law shall refer to such Law as in effect as of the date of this Agreement.
(h)    Payment Dates. If any payment is required to be made, or other action (including the giving of notice) is required to be taken, pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day.
(i)    Time Periods. In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. Eastern Standard Time on the last day of the period. If any period of time is to expire hereunder on any day that is not a Business Day, the period shall be deemed to expire at 5:00 p.m. Eastern Standard Time on the next succeeding Business Day.
(j)    Writing. References to “in writing”, “written” and similar expressions include material that is printed, handwritten, typewritten, faxed, emailed, or otherwise capable of being visually reproduced at the point of reception.
(k)    Disclosure Schedules. The Schedules are organized into sections, which correspond to the sections of this Agreement and contain certain information (and in some cases copies of certain documents) called out in this Agreement. Any disclosure under one of the Schedules shall be deemed disclosed under all representations and warranties set forth in this Agreement and all other Schedules to the extent the relevance of such disclosure to such representations and warranties or other Schedules is readily apparent from the disclosure provided, cross-referenced to the prior disclosure where reasonably necessary. Disclosure of any matter in a Schedule shall not constitute an expression of a view that such matter is material or is required to be disclosed pursuant to this Agreement. To the extent that any representation or warranty set forth in this Agreement is qualified by the materiality of the matters to which the representation or warranty relates, the inclusion of any matter in the Schedules does not constitute a determination by the parties hereto that any such matter is material. The disclosure of any matter in the Schedules does not imply that such matter has a greater significance, or is more material in value, than any matter that is undisclosed.
ARTICLE II
SALE OF EQUITY SECURITIES AND THE PURCHASE PRICE

SECTION 2.01.	SALE OF EQUITY SECURITIES
On the terms and subject to the conditions set forth herein, at the Closing and for the consideration further described in this Article II:
(a)    each Seller shall sell, transfer and convey to the Buyer, and the Buyer shall purchase and acquire from each such Seller, all of such Seller’s Purchased Shares; and
(b)    each Option, and each Stock Option Agreement evidencing such Option, shall be deemed cancelled and terminated.

SECTION 2.02.	DELIVERY OF ESTIMATED PURCHASE PRICE CALCULATION
At least two (2) Business Days prior to the Closing Date, the Company shall deliver to the Buyer a statement (the “Estimated Closing Statement”) setting forth:
(a)    an internally prepared, estimated consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date (without giving effect to the transactions contemplated herein) (the “Estimated Closing Date Balance Sheet”) and a certificate of the Chief Financial Officer of the Company that the Estimated Closing Date Balance Sheet was prepared (i) in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, and with consistent classifications, judgments and valuation and estimation methodologies, as were used in the preparation of the Year-End Financial Statements, and (ii) consistently with the pro forma example calculated as of April 30, 2018 and set forth on Schedule 1.01;
(b)    based on the Estimated Closing Date Balance Sheet, the Company’s good faith estimate, in reasonable detail, of Closing Date Cash, Closing Date Indebtedness, Closing Date Working Capital, and Transaction Expenses (including the Transaction Bonuses) (collectively, the “Adjustment Items”);
(c)    a calculation of the Adjusted Purchase Price using the estimates described in clause (b) above (such calculation of the Adjusted Purchase Price, the “Estimated Adjusted Purchase Price”);
(d)    the aggregate number of Option Shares (without giving effect to the cancellation and termination of the Options contemplated in Section 2.01(b) above), along with the number of Option Shares attributable to Options then owned by each Seller and the applicable employee’s portion of the Withholding Amount attributable to such Seller;
(e)    each Person entitled to receive a Transaction Bonus and the amount of the Transaction Bonus to which each such Person is entitled; and
(f)    each Seller’s Applicable Total Percentage.

SECTION 2.03.	PAYMENT OF ESTIMATED ADJUSTED PURCHASE PRICE AND RELATED AMOUNTS
(a)    At the Closing, the Buyer shall pay:
(i)    an amount equal to the Estimated Adjusted Purchase Price minus the sum of (A) the Aggregate Exercise Price and (B) the aggregate employees’ portion of the Withholding Amount, to the Sellers’ Representative for further payment to the Sellers as provided in clause (b) below;
(ii)    on behalf of the Company or its Subsidiaries, the Transaction Expenses, other than the Transaction Bonuses and the employer’s portion of the Withholding Amount, as estimated by the Company pursuant to Section 2.02(b) above, in the amounts and to the respective payees set forth in the Transaction Expense Invoices;
(iii)    on behalf of the Company or its Subsidiaries, the Closing Date Indebtedness, as estimated by the Company pursuant to Section 2.02(b) above, to the holders thereof as required by the Payoff Letters;
(iv)    on behalf of the Company or its Subsidiaries, the amount of any Transaction Bonuses, as estimated by the Company pursuant to Section 2.02(e) above, plus the Withholding Amount, as calculated by the Company pursuant to Section 2.02(b) and (d) above, to the Company for further payment as provided in clauses (c) and (d) below; and
(v)    the Escrow Amount, to the Escrow Agent to be held and disbursed pursuant to the Escrow Agreement.
(b)    Promptly, and in any event within two (2) Business Days, after receipt of the amount contemplated by Section 2.03(a)(i) above, but subject to Section 13.02, the Sellers’ Representative shall pay each Seller an amount equal to:
(i)    the Estimated Per-Share Amount for each Purchased Share held by such Seller; plus
(ii)    the Estimated Per-Share Amount for each Option Share subject to Options held by such Seller (without giving effect to the cancellation and termination of the Options as contemplated by Section 2.01(b) above), as applicable, minus the sum of (A) aggregate exercise price of all such Option Shares and (B) such Seller’s employee portion of the Withholding Amount.
(c)    Promptly, and in any event within two (2) Business Days, after receipt of the amount of the Transaction Bonuses, the Company shall, and the Buyer shall cause the Company to, pay each Person entitled to a Transaction Bonus, as specified in the Estimated Closing Statement (through the Company’s or one of its Subsidiary’s payroll system), an amount equal to such Transaction Bonus, net of any Taxes required to be withheld.
(d)    Promptly following receipt of the Withholding Amount, the Company shall, and the Buyer shall cause the Company to, timely pay the Withholding Amount to the applicable Government Authorities.

SECTION 2.04.	CALCULATION OF POST-CLOSING PURCHASE PRICE ADJUSTMENTS
(a)    Within ninety (90) days after the Closing Date, the Buyer shall deliver to the Sellers’ Representative a statement (the “Closing Statement”) setting forth:
(i)    an internally prepared, consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date (without giving effect to the transactions contemplated herein) (the “Closing Date Balance Sheet”) and a certificate of the Chief Financial Officer of the Company that the Closing Date Balance Sheet was prepared (A) in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, and with consistent classifications, judgments and valuation and estimation methodologies, as were used in the preparation of the Year-End Financial Statement, and (B) consistent with the pro forma example calculated as of April 30, 2018 and set forth on Schedule 1.01;
(ii)    based on the Closing Date Balance Sheet, in reasonable detail, the Buyer’s calculation of the Adjustment Items; and
(iii)    a calculation of the Adjusted Purchase Price using the calculation of the Adjustment Items described in clause (ii) above (the “Proposed Final Adjusted Purchase Price”).
(b)    The Sellers’ Representative shall have thirty (30) days from the date the Buyer delivers the Closing Statement (such period, the “Dispute Period”) to notify the Buyer, in writing, as to whether the Sellers’ Representative agrees or disagrees with the Closing Statement, the calculation of the Adjustment Items set forth therein and the calculation of the Proposed Final Adjusted Purchase Price (such written notice, the “Dispute Notice”). During the Dispute Period, the Sellers’ Representative and its accountants shall be permitted to review (during regular business hours and upon reasonable prior notice) the working papers of the Buyer and (where applicable) the Buyer’s accountants and the financial information and records of the Company and its Subsidiaries, in each case relating to the matters set forth in the Closing Statement.
(c)    If the Sellers’ Representative either (i) notifies the Buyer that it agrees with the Buyer’s calculation of the Proposed Final Adjusted Purchase Price, or (ii) does not deliver a Dispute Notice to the Buyer prior to the expiration of the Dispute Period, then (y) the Buyer’s calculation of the Adjustment Items and the Adjusted Purchase Price shall be deemed to be final, conclusive and correct and shall be binding upon each of the parties hereto, and (z) the Proposed Final Adjusted Purchase Price shall become the Final Adjusted Purchase Price.
(d)    If the Sellers’ Representative delivers a Dispute Notice to the Buyer during the Dispute Period, then the Sellers’ Representative and the Buyer shall, for a period of thirty (30) days from the date the Dispute Notice is delivered to the Buyer (such period, the “Resolution Period”), use commercially reasonable efforts to amicably resolve the items in dispute. Any items so resolved by the parties shall be deemed to be final, conclusive and correct as so resolved and shall be binding upon each of the parties hereto. In the event the Buyer and the Sellers’ Representative are able to resolve all of the items in dispute, the calculation of the Adjusted Purchase Price as so agreed in writing by the Buyer and the Sellers’ Representative shall become the Final Adjusted Purchase Price.
(e)    If the Sellers’ Representative and the Buyer are unable to resolve all of the items in dispute during the Resolution Period (the items that have been resolved by written agreement of the Buyer and the Sellers’ Representative, if any, the “Resolved Items” and the items that have not been so resolved, the “Disputed Items”), then either the Buyer (on the one hand) or the Sellers’ Representative (on the other hand) may refer the Disputed Items to BDO USA LLP, or if BDO USA LLP is unwilling or unable to act in such capacity, such other independent accounting firm of recognized national standing and reasonably and mutually acceptable to the Buyer and the Sellers’ Representative (the “Independent Accountants”), who, acting as experts and not arbitrators, shall resolve the Disputed Items. Such referral of the Disputed Items shall be made in writing to the Independent Accountants, copies of which shall concurrently be delivered to the non-referring party hereto. The referring party shall furnish the Independent Accountants, at the time of such referral, with the Closing Statement, the Dispute Notice, the Disputed Items and the parties’ written agreements concerning all Resolved Items, if any. The parties shall also furnish the Independent Accountants with such other information and documents as the Independent Accountants may reasonably request in order for them to resolve the Disputed Items. The parties hereto shall also, within ten (10) days of the date the items in dispute are referred to the Independent Accountants, provide the Independent Accountants with a written statement (a “Position Statement”) describing in reasonable detail their respective positions on the Disputed Items (copies of which will concurrently be delivered to the other parties hereto). If any party fails to timely deliver its Position Statement to the Independent Accountants, the Independent Accountants shall resolve the Disputed Items solely upon the basis of the information otherwise provided to them. The Independent Accountants shall resolve all Disputed Items, without regard to materiality, in a written determination (the “Final Calculation Statement”) to be delivered to each of the parties hereto within forty-five (45) days after such matter is referred to them; provided, however, that any delay in delivering the Final Calculation Statement shall not invalidate the determination of the Disputed Items or deprive the Independent Accountants of jurisdiction to resolve the Disputed Items. In no event shall the Independent Accountants assign a value to any Disputed Item that is greater than the highest or less than the lowest calculation thereof proposed by the Buyer and the Sellers’ Representative. The decision of the Independent Accountants as to the Disputed Items shall be final and binding upon the parties hereto and shall not be subject to judicial review. The Final Calculation Statement shall include a calculation of the Adjusted Purchase Price taking into account all Resolved Items and the Independent Accountants’ determination of all Disputed Items and such calculation of the Independent Accountants shall be final and binding on the parties hereto and shall become the Final Adjusted Purchase Price. The fees and expenses of the Independent Accountants incurred in the resolution of any items in dispute shall be determined by the Independent Accountants and set forth on the Final Calculation Statement and shall be allocated and paid by the party (either the Buyer, on the one hand, or the Sellers in accordance with their respective Applicable Total Percentages, on the other hand) whose calculation of the Disputed Items in dispute is furthest from the Independent Accountant’s determination of the Disputed Items, determined in the aggregate.

SECTION 2.05.	PAYMENT OF POST-CLOSING PURCHASE PRICE ADJUSTMENT BY THE BUYER; RELEASE OF THE ADJUSTMENT ESCROW AMOUNT
Within two (2) Business Days after the final determination of the Final Adjusted Purchase Price:
(a)    if the Final Adjusted Purchase Price is greater than the Estimated Adjusted Purchase Price (the absolute value of the amount by which the Final Adjusted Purchase Price exceeds the Estimated Adjusted Purchase Price, the “Positive Adjustment Amount”), then:
(i)    the Buyer shall pay, or cause to be paid, to the Sellers’ Representative, for further payment to the Sellers as provided below in Section 2.06, an amount equal to the Positive Adjustment Amount; and
(ii)    the Buyer and the Sellers’ Representative shall jointly direct, in writing, the Escrow Agent to distribute the entirety of the Adjustment Escrow Amount (and all earnings thereon) to the Sellers’ Representative for further payment to the Sellers as provided below in Section 2.06.
(b)    if the Final Adjusted Purchase Price is less than the Estimated Adjusted Purchase Price (the absolute value of the amount by which the Final Adjusted Purchase Price is less than the Estimated Adjusted Purchase Price, the “Negative Adjustment Amount”), then:
(i)    the Buyer and the Sellers’ Representative shall jointly direct, in writing, the Escrow Agent to distribute to the Buyer, from the amounts held by the Escrow Agent under the Escrow Agreement, an amount equal to the lesser of the Negative Adjustment Amount and the Adjustment Escrow Amount (and all earnings thereon); and
(ii)    if the Adjustment Escrow Amount (and all earnings thereon) is greater than the Negative Adjustment Amount (the absolute value of the amount by which the Adjustment Escrow Amount (and all earnings thereon) is greater than the Negative Adjustment Amount, the “Excess Adjustment Escrow Amount”), then the Buyer and the Sellers’ Representative shall jointly direct, in writing, the Escrow Agent to distribute the Excess Adjustment Escrow Amount to the Sellers’ Representative for further payment to the Sellers as provided below in Section 2.06; and
(iii)    if the Adjustment Escrow Amount (and all earnings thereon) is less than the Negative Adjustment Amount (the absolute value of the amount by which the Adjustment Escrow Amount (and all earnings thereon) is less than the Negative Adjustment Amount, the “Adjustment Deficiency Amount”), each Seller shall pay, or cause to be paid, to the Buyer such Seller’s Applicable Total Percentage of the Adjustment Deficiency Amount (it being agreed that some or all of the Adjustment Deficiency Amount may be paid by the Sellers’ Representative, for and on behalf of the Sellers, from the Holdback Amount).

SECTION 2.06.	PAYMENT OF THE FINAL PURCHASE PRICE ADJUSTMENTS BY THE SELLERS’ REPRESENTATIVE
(a)    In the event that the Sellers’ Representative receives a Positive Adjustment Amount pursuant to Section 2.05(a)(i), then within two (2) Business Days thereof, but subject to Section 13.02, the Sellers’ Representative shall pay each Seller an amount equal to such Seller’s Applicable Total Percentage of the Positive Adjustment Amount (less any portion thereof that the Company or its Subsidiaries are required to withhold in connection with proceeds of Options, which amounts the Sellers’ Representative shall pay to the Company or its Subsidiaries (as applicable) within such two (2) Business Day period pursuant to wire instructions provided by the Company, for further payment by them to the applicable Governmental Authorities in accordance with applicable Law).
(b)    In the event that the Sellers’ Representative receives the Adjustment Escrow Amount (and all earnings thereon) pursuant to Section 2.05(a)(ii) or any Excess Adjustment Escrow Amount pursuant to Section 2.05(b)(ii) (as appropriate, the “Adjustment Escrow Release Amount”), then within two (2) Business Days thereof, but subject to Section 13.02, the Sellers’ Representative shall pay each Seller such Seller’s Applicable Total Percentage of the Adjustment Escrow Release Amount.
ARTICLE III
THE CLOSING AND CLOSING DELIVERIES

SECTION 3.01.	THE CLOSING
(a)    The Closing shall occur on the third (3rd) Business Day after the satisfaction or written waiver of the conditions to Closing set forth herein (other than conditions to be satisfied at the Closing) or at such other time as the parties shall mutually agree. The parties shall use their respective best efforts to complete the Closing through electronic means of communication to avoid the necessity of a physical closing. To the extent a physical closing is required, the Closing shall take place at the offices of the Company’s counsel, Taft Stettinius & Hollister LLP, in Indianapolis, Indiana.
(b)    For purposes of allocating expenses, Taxes and the other financial effects of the transaction contemplated by this Agreement, the Closing shall be deemed to have occurred as of 11:59 p.m. Eastern Standard Time on the Closing Date (the “Effective Time”). For all other purposes, including the passage of title and risk of loss, the Closing shall be deemed to have occurred at 12:01 a.m. Eastern Standard Time on the Closing Date. The deliveries described below in Section 3.02, Section 3.03 and Section 3.04 shall be mutually interdependent and shall be deemed to have occurred simultaneously. Notwithstanding anything to the contrary herein set forth, no such delivery shall become effective or shall be deemed to have occurred until all of the other deliveries set forth in Section 3.02, Section 3.03 and Section 3.04 shall have occurred. The parties hereto, being all of the parties party to and bound by the terms of the Shareholders Agreement, agree that without any further action of any party hereto, effective as of the Closing, the Shareholders Agreement shall be deemed to have been terminated and of no further force or effect and no party thereto shall have any further rights or remedies thereunder.

SECTION 3.02.	CLOSING DELIVERIES OF EACH SELLER
In addition to any other documents specifically required to be delivered pursuant to this Agreement, each Seller shall deliver the following to the Buyer at the Closing:
(a)    certificates representing all of the Shares owned by such Seller (or duly executed stock powers), duly endorsed for transfer;
(b)    the original grant agreement respecting each Option held by such Seller; and
(c)    a certificate pursuant to Treasury Regulations Section 1.1445-2(b), duly executed by such Seller, certifying that such Seller is not a foreign person within the meaning of Section 1445 of the Code.

SECTION 3.03.	CLOSING DELIVERIES OF THE COMPANY
In addition to any other documents specifically required to be delivered pursuant to this Agreement, the Company shall deliver the following to the Buyer at the Closing:
(a)    a certificate of the Secretary or Assistant Secretary of the Company, dated as of the Closing Date, certifying: (i) the resolutions duly adopted by the board of directors of the Company authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement; (ii) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date; (iii) a reasonably current certificate of good standing for the Company issued by the Department of Licensing and Regulatory Affairs of the State of Michigan; (iv) a copy of the Articles of Incorporation of the Company certified by the Department of Licensing and Regulatory Affairs of the State of Michigan, and a copy of the Company’s Bylaws; and (v) that all liabilities and obligations of the Company and its Subsidiaries to HKW for management or similar fees, and to the members of its board of directors for director’s fees, as appropriate, have been paid and satisfied in full through the Closing and that no further amounts shall be owed in respect thereof after the Closing;
(b)    a counterpart to the Escrow Agreement, duly executed by the Sellers’ Representative;
(c)    all Payoff Letters and all Transaction Expense Invoices;
(d)    evidence of the termination of the agreements set forth on Schedule Section 3.03(d), in form and substance reasonably satisfactory to the Buyer;
(e)    evidence, in form and substance acceptable to the Buyer, that all Liens, excluding Permitted Liens, affecting the Company’s or any of its Subsidiaries’ assets have been released, or will be released upon payment of the items of Indebtedness as contemplated by Section 2.03(a)(iii) above;
(f)    those consents in connection with the consummation of the transactions contemplated by this Agreement set forth on Exhibit C, in form and substance acceptable to the Buyer;
(g)    resignations of the directors and officers of the Company and each of its Subsidiaries;
(h)    employment offer letters and Non-Competition Agreements, in the form attached hereto as Exhibit D, executed by Gerard Smiddy, Zachary T. Nichols, Dave Morrow and Frank Skrocki;
(i)    a consulting agreement, in the form attached hereto as Exhibit E, executed by Frank L. Smiddy;
(j)    the books and records of the Company and each of its Subsidiaries;
(k)    the Year-End Financial Statements;
(l)    evidence, in form and substance acceptable to the Buyer, of the transfer of rights and assignment of that certain patent No. US9885317 registered in the name of Gerard Smiddy, Frank Smiddy and Kyle Kirker in and to the name of the Company;
(m)    such other documents, instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel may reasonably request in order to carry out the transactions contemplated by this Agreement.

SECTION 3.04.	CLOSING DELIVERIES OF THE BUYER
In addition to any other documents specifically required to be delivered pursuant to this Agreement, the Buyer shall deliver the following to the Sellers’ Representative (for and on behalf of the Sellers) at the Closing:
(a)    a certificate of the Secretary or Assistant Secretary of the Buyer, dated as of the Closing Date, certifying: (i) the resolutions duly adopted by the Board of Directors of the Buyer authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement; (ii) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date; and (iii) a reasonably current certificate of good standing of the Buyer issued by the Secretary of State of Delaware; and
(b)    counterparts to the Escrow Agreement, the employment offer letters and Non-Competition Agreements referenced in Section 3.03(i) above, and the consulting agreement referenced in Section 3.03(j) above, duly executed by the Buyer.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Each Seller, severally, represents and warrants to the Buyer that the statements set forth in this Article IV about such Seller are true and correct as of the date hereof. For the avoidance of doubt, no Seller makes any representation or warranty in this Article IV about any other Seller or about the Company or any of its Subsidiaries.

SECTION 4.01.	ORGANIZATION AND GOOD STANDING
If such Seller is not an individual, such Seller is duly organized, validly existing and (where such concept is meaningful) in good standing under the Laws of the jurisdiction of its organization.

SECTION 4.02.	AUTHORITY
Such Seller has full power, authority and capacity to execute and deliver this Agreement and to perform his, her or its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of such Seller.

SECTION 4.03.	ENFORCEABILITY
This Agreement has been duly and validly executed and delivered by such Seller and constitutes a valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, receivership or other Laws of general application relating to or affecting the enforcement of creditors’ rights and remedies, as from time to time in effect.

SECTION 4.04.	NO CONFLICT
Such Seller’s execution, delivery and performance of this Agreement do not, and such Seller’s consummation of the transactions contemplated by this Agreement will not: (a) if such Seller is not an individual, result in a breach of (i) any of the provisions of such Seller’s Governing Documents, or (ii) any resolution adopted by the board of directors or shareholders (or equivalent Persons) of such Seller; (b) give any Governmental Authority or other Person the right to challenge the transactions contemplated by this Agreement; (c) except for such approvals, consents, authorizations, declarations, filings or registrations that may be required under the HSR Act, require such Seller to obtain the approval, consent or authorization of, or to make any declaration, filing or registration with, any Governmental Authority or other Person; or (d) violate, conflict with, contravene or give any Person the right to exercise any remedy or obtain any relief under any contract to which the applicable Seller is a party or any Order, Law or Permit applicable to such Seller.

SECTION 4.05.	OWNERSHIP OF EQUITY SECURITIES
Such Seller: (a) owns (legally, beneficially and of record) the equity securities of the Company listed adjacent to the name of such Seller on Schedule 4.05, free and clear of any and all Liens (other than restrictions imposed by applicable securities Laws or set forth in the Shareholders’ Agreement); and (b) has the unqualified and unrestricted right, power and authority to sell, transfer and assign such equity securities to the Buyer as contemplated by this Agreement. Except as otherwise provided in the Shareholders Agreement: (y) no Person, other than the Buyer, has any right or obligation to purchase or acquire any of the equity securities listed adjacent to such Seller’s name on Schedule 4.05; and (z) such Seller has no right or obligation to purchase or acquire any equity securities of the Company or any securities of the Company convertible or exercisable into or for equity securities of the Company. On the Closing Date, pursuant to the terms set forth herein, such Seller will sell, transfer and deliver to the Buyer good and marketable title to the equity securities listed adjacent to such Seller’s name on Schedule 4.05, free and clear of any Liens (other than restrictions imposed by applicable securities Laws).

SECTION 4.06.	COMPLIANCE WITH LAWS; LEGAL PROCEEDINGS.
Such Seller is in compliance with all Laws and Orders which would materially affect his, her or its ability to perform his, her or its obligations hereunder. There is no Litigation pending or, to such Seller’s knowledge, threatened against or by such Seller or any Affiliate of such Seller that challenges or seeks, or could reasonably be expected, to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

SECTION 4.07.	BROKERS.
Except as described on Schedule 4.07, such Seller has not incurred and will not incur any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the transactions contemplated by this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
The Company hereby represents and warrants to the Buyer that the statements set forth in this Article V are true and correct as of the date hereof.

SECTION 5.01.	ORGANIZATION AND GOOD STANDING
(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Michigan with corporate power and authority to conduct its business as presently conducted. Each Subsidiary is duly organized and is validly existing and (where such concept is meaningful) in good standing under the Laws of the jurisdiction listed adjacent to its name on Schedule 5.01(a). Copies of the Governing Documents of the Company and each Subsidiary, and all amendments thereto, have been heretofore made available to the Buyer, and are true and correct as of the date hereof. Neither the Company nor any of the Subsidiaries are in violation of their respective Governing Documents in any material respect.
(b)    Schedule 5.01(b) lists each state or other jurisdiction in which the Company and each of its Subsidiaries is qualified to conduct business as a foreign entity. The Company and each of its Subsidiaries is duly qualified to do business as a foreign entity in each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where its failure to be so qualified could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.02.	AUTHORITY
The Company has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, its board of directors and its shareholders, as applicable.

SECTION 5.03.	ENFORCEABILITY
This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, receivership or other Laws of general application relating to or affecting the enforcement of creditors’ rights and remedies, as from time to time in effect.

SECTION 5.04.	NO CONFLICT
The Company’s execution, delivery and performance of this Agreement do not, and the Company’s consummation of the transactions contemplated by this Agreement will not: (a) result in a breach of (i) any of the provisions of the Company’s Governing Documents, or (ii) any resolution adopted by the board of directors or shareholders (or equivalent Persons) of the Company; (b) give any Governmental Authority or other Person the right to challenge the transactions contemplated by this Agreement; (c) except as set forth on Schedule 5.04, result in a breach of, constitute a default under or result in the termination or acceleration under any Material Contract; (d) except as set forth on Schedule 5.04 and for such approvals, consents, authorizations, declarations, filings or registrations that may be required under the HSR Act, require the Company to obtain the approval, consent or authorization of, or to make any declaration, filing or registration with, any Governmental Authority or other Person; or (e) violate, conflict with, contravene or give any Person to the right to exercise any remedy or obtain any relief under any contract to which the Company or its Subsidiaries is a party or any Order, Law or Permit.

SECTION 5.05.	CAPITALIZATION AND SUBSIDIARIES
(a)    Capitalization of the Company and its Subsidiaries. The Company’s authorized capital stock consists of 30,000,000 shares of common stock. The equity securities of the Company and each of its Subsidiaries (including convertible and exchangeable securities) that are issued and outstanding as of the date hereof are set forth on Schedule 5.05(a), all of which are held of record by the Persons identified opposite such equity securities on Schedule 5.05(a). All of the issued and outstanding equity securities of the Company and its Subsidiaries (including convertible and exchangeable securities): (i) were duly issued in accordance with all applicable Laws and the Governing Documents of the Company or its Subsidiaries (as applicable); and (ii) where such concept is meaningful, are fully paid and non-assessable. All of the issued and outstanding equity securities of the Company were offered, issued and sold by the Company in compliance with all applicable securities Laws and were not issued in violation of any purchase or call option, right of first refusal, subscription rights, consent rights, preemptive rights or any other similar rights.
(b)    No Other Purchase Rights. Except as otherwise provided in the Shareholders’ Agreement or as set forth on Schedule 5.05(a), no Person, other than the Buyer pursuant to this Agreement, has any right or privilege, whether in the form of a written or oral agreement, contract, option, warrant or otherwise, for the purchase, redemption or acquisition of any of the equity securities of the Company or any of its Subsidiaries or any securities convertible into or exercisable or exchangeable for equity securities of the Company or any of its Subsidiaries.
(c)    Other Contractual Rights. Neither the Company, nor any of its Subsidiaries, has authorized, granted or issued (or agreed to authorize, grant or issue) any equity appreciation rights, phantom stock rights or similar rights to any Person and no such rights are currently outstanding. Except as otherwise provided in the Shareholders’ Agreement: (i) there are no voting trusts, proxies or any other agreements or understandings (written or oral) with respect to the voting of the capital stock or other equity securities of the Company or any of its Subsidiaries; (ii) there are no contracts or agreements respecting, preventing or limiting the issuance, redemption, sale, transfer, pledge or redemption of any of the Company’s or its Subsidiaries’ equity securities or any securities convertible into or exercisable or exchangeable for equity securities of the Company or any of its Subsidiaries; (iii) no Person has any pre-emptive rights, rights of first refusal. or similar rights with respect to any of the equity securities of the Company or any of its Subsidiaries; and (iv) none of the equity securities of the Company or any of its Subsidiaries are restricted (other than restrictions under applicable securities laws) or otherwise subject to forfeiture for any reason.
(d)    Ownership of Subsidiaries. Except with respect to the Subsidiaries, the Company does not own (directly or indirectly), and has no right or obligation to acquire (directly or indirectly), any equity securities of any other Person or any direct or indirect equity ownership interest in any other business. None of the Subsidiaries owns (directly or indirectly), or has any right or obligation to acquire (directly or indirectly), any equity securities of any other Person or any direct or indirect equity ownership interest in any other business.

SECTION 5.06.	FINANCIAL STATEMENTS
Attached to Schedule 5.06 are copies of: (a) the audited, consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2017 (the “Year-End Balance Sheet”) and the related consolidated statements of operations and income for the fiscal year then ended (collectively, the “Year-End Financial Statements”); and (b) the unaudited, consolidated balance sheet of the Company and its Subsidiaries as of April 30, 2018 (the “Interim Balance Sheet”) and the related consolidated statements of operations and income, equity, and cash flow for the four (4) months then ended (collectively, the “Interim Financial Statements”) (the Year-End Financial Statements and the Interim Financial Statements, collectively, the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly present, in all material respects, the operating results and the financial condition of the Company and its Subsidiaries on the dates and for the periods indicated, subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of notes and other presentation items. The Company maintains accurate books and records, in all material respects, reflecting its assets and liabilities and maintains adequate internal control procedures over financial reporting, in light of the Company’s size, operations and industry.

SECTION 5.07.	ACCOUNTS RECEIVABLE
All accounts receivable of the Company and its Subsidiaries that are reflected on the Year-End Balance Sheet or the Interim Balance Sheet, to the extent still remaining unpaid, represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Except as listed on Schedule 5.07 and subject to the “allowance for doubtful accounts” accrued for on the Closing Date Balance Sheet, all of the accounts receivable accrued for as of the Closing Date is collectible within one hundred twenty (120) days. Except as listed on Schedule 5.07, all reserves for the collection of accounts receivable shown on the Year-End Balance Sheet or the Interim Balance Sheet were calculated in accordance with GAAP and in a manner consistent with the Company’s past practice. There is no contest, claim or right of set-off, other than returns in the ordinary course of business, relating to the amount or validity of any such account receivable. The Company has made available to the Buyer a complete and accurate aging of all accounts receivable reflected on, and notes receivable included in, the Interim Balance Sheet.

SECTION 5.08.	INVENTORY
All inventory of the Company and its Subsidiaries, including any inventory reflected in the Year-End Balance Sheet or the Interim Balance Sheet, to the extent still remaining, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Year-End Balance Sheet or the Interim Balance Sheet, as appropriate. All inventories of the Company and its Subsidiaries are free of any Liens, except for Permitted Liens and any Liens listed on Schedule 5.13, and no inventory is held on a consignment basis. All inventories of the Company and its Subsidiaries not so written off have been priced at the lower of cost or market on a first in, first out basis. To the Knowledge of the Company, the quantities of each item of inventory are consistent with past practice and not excessive, but are reasonable in the present circumstances of the Company and its Subsidiaries.

SECTION 5.09.	NO UNDISCLOSED LIABILITIES
Except as disclosed in the Year-End Balance Sheet, the Interim Balance Sheet, on Schedule 5.09, or incurred since the dates thereof in the ordinary course of business, none of which (a) constitute or would constitute a violation or breach of any condition or covenant in this Agreement; or (b) is a liability for breach of contract, tort, infringement, misappropriation or a claim or lawsuit, neither the Company nor any of its Subsidiaries has any liabilities or obligations that would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

SECTION 5.10.	NO MATERIAL ADVERSE EFFECT
Since December 31, 2017, there has not been any Material Adverse Effect and, to the Knowledge of the Company, no event has occurred or circumstance exists that would reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11.	ABSENCE OF OTHER CHANGES AND EVENTS
Since December 31, 2017, except as described on Schedule 5.11:
(a)    the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business; and
(b)    there has not been any:
(i)    change in the Company’s or any of its Subsidiaries’ authorized, issued or outstanding equity securities;
(ii)    grant or exercise of any option or right to purchase any of the Company’s or its Subsidiaries’ equity securities;
(iii)    issuance or exercise of any security convertible or exchangeable into an equity security of the Company or any of its Subsidiaries;
(iv)    grant of any registration rights with respect to the equity securities of the Company or any of its Subsidiaries;
(v)    purchase, redemption, retirement or other acquisition by the Company or any of its Subsidiaries of any of its equity securities;
(vi)    declaration or payment of any dividend or other distribution in respect of the Company’s or any of its Subsidiaries’ equity securities;
(vii)    amendment to the Governing Documents of the Company or any of its Subsidiaries;
(viii)    increase by the Company or any of its Subsidiaries of any bonuses, salaries or other compensation to any of its directors, officers or employees, other than (A) as required by a written agreement, or (B) adjustments to compensation for non-director employees made in the ordinary course of business;
(ix)    entry into any employment, severance or similar contract or agreement by the Company or any of its Subsidiaries with any director, officer or employee, other than with an employee who is not a director or officer of the Company that was made in the ordinary course of business;
(x)    adoption of, or material increase in the payments to or benefits under, any Benefit Plan;
(xi)    damage to or destruction or loss of any material asset or property of the Company or any of its Subsidiaries, whether or not covered by insurance, which, individually or in the aggregate, exceeds $100,000;
(xii)    (A) any acquisition, by merger, consolidation or acquisition of stock or assets, of any corporation, partnership or other business organization or division thereof or any equity interest therein, or (B) any authorization of any new capital expenditure or expenditures which, individually, exceeds $50,000, or, in the aggregate, exceeds $500,000, in each case by the Company or any of its Subsidiaries;
(xiii)     (A) any incurrence or assumption of any long-term or short-term debt or issuance of any debt securities, except for borrowings under existing lines of credit in the ordinary course of business, (B) any assumption, guarantee or endorsement of or responsibility for the payment of, whether directly, contingently or otherwise, Indebtedness or obligations of any other Person, except in the ordinary course of business, or (C) any loans, advances or capital contributions to or investments in any other Person, in each case by the Company or any of its Subsidiaries;
(xiv)    Lien placed on the assets of the Company or the Subsidiaries, other than Permitted Liens;
(xv)    entry into a contract or agreement by the Company or any of its Subsidiaries with an Affiliate;
(xvi)    material change in the accounting methods used by the Company or any of its Subsidiaries;
(xvii)    entry into any transaction by the Company or any of its Subsidiaries other than in the ordinary course of business; or
(xviii)    agreement or commitment by the Company or any of its Subsidiaries to do any of the foregoing.

SECTION 5.12.	TAX MATTERS
(a)    Payment and Withholding of Taxes. The Company and each of its Subsidiaries has paid, or made provision for payment of, all Taxes due and payable by it as of the date hereof, whether in connection with the filing of any Tax Return, pursuant to any assessment, or otherwise. Any liability of the Company or any of its Subsidiaries for Taxes not yet due and payable, or which are being contested in good faith, for periods through the Closing Date (including the portion of any Straddle Period ending on the Closing Date) do not exceed the amount taken into account as a liability in determining Closing Date Working Capital. The Company and each of its Subsidiaries has withheld, deducted and collected and, to the extent required, paid to the proper Governmental Authority or other Person, all Taxes that the Company or its Subsidiaries, as applicable, is or was required by Law to withhold, deduct or collect as of the date hereof.
(b)    Filing of Tax Returns. The Company and each of its Subsidiaries has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by it pursuant to applicable Law as of the date hereof. All such Tax Returns are true, correct and complete in all respects. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority in a jurisdiction where the Company or one of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. No extensions or waivers of statutes of limitations have been given or requested by the Company or any of its Subsidiaries with respect to Taxes.
(c)    Tax Agreements. There is no tax sharing agreement, tax allocation agreement or tax indemnity agreement to which the Company or any of its Subsidiaries is bound. Neither the Company nor any of its Subsidiaries is a party to or bound by any closing agreement or offer in compromise with any taxing authority. There has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company or any of its Subsidiaries.
(d)    Tax Litigation and Rulings. Neither the Company nor any of its Subsidiaries is a party to any Litigation: (i) brought by any taxing authority; or (ii) relating to (A) the payment or non-payment of Taxes, or (B) the filing or failure to file any Tax Returns, and, to the Knowledge of the Company, no such Litigation has been threatened against the Company or any of its Subsidiaries. No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries. There is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns with respect to the Company or any of its Subsidiaries.
(e)    Tax Liens. There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any of its Subsidiaries.
(f)    Consolidated Groups. Neither the Company nor any of its Subsidiaries is or has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes other than the consolidated group consisting of the Company and the Subsidiaries of which the Company is the parent corporation.
(g)    The Company and each of its Subsidiaries has collected all sales and use Taxes required to be collected and has remitted or will remit on a timely basis such amounts to the appropriate Governmental Authorities, or has been furnished properly completed exemption certificates.
(h)    Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(i)    The Company and each of its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(j)    Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” required to be disclosed pursuant to Treas. Reg. §1.6011-4(b) or any predecessor thereof.
(k)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) arising on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

SECTION 5.13.	OWNERSHIP OF ASSETS
The Company and each of its Subsidiaries has good and valid title to all of the properties and assets (whether real, personal or mixed and whether tangible or intangible) that it purports to own, or in the case of leased or subleased assets, valid leasehold interests therein, in each case free and clear of any and all Liens, other than Permitted Liens and any Liens listed on Schedule 5.13.

SECTION 5.14.	CONDITION AND SUFFICIENCY OF ASSETS
Except as described on Schedule 5.14, the buildings, plants, structures, fixtures, equipment and other tangible personal property of the Company and its Subsidiaries are in good operating condition and repair, ordinary wear and tear excepted. The properties and assets owned and leased by the Company and its Subsidiaries are sufficient, in all material respects, for the continued conduct of their businesses immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing.

SECTION 5.15.	REAL PROPERTY MATTERS
(a)    Owned Real Property. Schedule 5.15(a) sets forth a true and complete list of all parcels of real property in which the Company or any of its Subsidiaries has an ownership interest (the “Owned Real Property”). The Company or one of its Subsidiaries, as appropriate, has good and marketable fee simple title in and to each of the Owned Real Properties, free and clear of all Liens, other than Permitted Liens and any Liens listed on Schedule 5.13. The Company and its Subsidiaries have never owned any real property other than the Owned Real Property.
(b)    Leased Real Property. Schedule 5.15(b) sets forth a true and complete list (including address, usage and lessor) of all parcels of real property leased, subleased or licensed to the Company or any of its Subsidiaries (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”). Pursuant to the leases of the Leased Real Property, the Company or its Subsidiaries, as appropriate, have a validly existing, legal and enforceable leasehold interest in the Leased Real Property, free and clear of all Liens, other than Permitted Liens and any Liens listed on Schedule 5.13. There are no parties, other than the Company and its Subsidiaries in possession of, or otherwise occupying, the Real Property, nor do any third parties have any rights to occupy, possess or use the Real Property. Except as listed on Schedule 5.13(b), the Real Property constitutes all of the real property used or occupied by the Company and its Subsidiaries in connection with the operation of the business of the Company and its Subsidiaries.
(c)    Matters Affecting Real Property.
(i)    The Company’s or its Subsidiaries’, as appropriate, use of all Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning Laws and is not subject to “permitted nonconforming” use or structure classifications. To the Company’s Knowledge, the Company or its Subsidiaries, as appropriate, have obtained all licenses, permits, building permits and occupancy permits that are required to permit the use and occupancy of the Real Property as currently used by the Company or its Subsidiaries, as appropriate.
(ii)    To the Company’s Knowledge, all buildings, structures, fixtures and other improvements on all Real Property are in compliance with all applicable Laws, including those pertaining to zoning, building and the disabled.
(iii)    To the Company’s Knowledge: (A) no part of any building, structure, fixture or other improvement set forth on any Real Property encroaches on any other real property; and (B) there are no buildings, structures, fixtures or other improvements primarily situated on any adjoining property which encroach on any Real Property.
(iv)    All Real Property: (A) abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such Real Property and comprising a part of such Real Property; (B) is supplied with public or quasi-public utilities and other services appropriate for the operation of Company’s or its Subsidiaries’, as appropriate, business located thereon; and (C) except as listed on Schedule 5.15(c), is not located within any flood plain or area subject to wetlands regulation.
(v)    To the Company’s Knowledge, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding or other taking relating to any Real Property.
(vi)    The physical condition of the Real Property is sufficient to permit the continued conduct of the business as presently conducted subject to the provision of usual and customary maintenance and repair performed in the ordinary course of business.
(vii)    There has been no material destruction, damage or casualty with respect to the Real Property that has not been restored.

SECTION 5.16.	COMPLIANCE WITH LAWS
Except as listed on Schedule 5.16, the Company and each of its Subsidiaries is now, and at all times during the last five (5) years has been, in compliance with each Law that is applicable to it. To the Knowledge of the Company, no event has occurred or circumstance exists that could reasonably be expected to constitute or result in a material violation by the Company or any of its Subsidiaries of any applicable Law. Neither the Company nor any of its Subsidiaries has received any written notice from any Person regarding any failure to comply with any applicable Law.

SECTION 5.17.	LICENSES, AUTHORIZATIONS AND PERMITS
Schedule 5.17 lists each Permit that is held by the Company or any of its Subsidiaries (other than Environmental Permits). Each Permit listed on Schedule 5.17 is valid and in full force and effect. With respect to each Permit listed on Schedule 5.17: (a) the Company or its Subsidiaries (as applicable) is and at all times has been in compliance with all of the terms and requirements thereof; (b) to the Knowledge of the Company, no event has occurred or circumstance exists that could reasonably be expected to constitute or result in a material violation of or a material failure of the Company or one of its Subsidiaries, as appropriate, to comply with any term or requirement thereof; and (c) neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority regarding any failure to comply with any term or requirement thereof. The Permits listed on Schedule 5.17, along with the Company Environmental Permits, collectively constitute all of the Permits necessary for the Company and its Subsidiaries to lawfully conduct their businesses and own, operate, use and maintain their assets in the manner currently conducted. No Permit shall be invalidated or shall require reapplication, renewal or that any other action be taken as a result of, or in connection with, the Company’s entry into this Agreement or the transactions contemplated hereby.

SECTION 5.18.	LEGAL AND OTHER PROCEEDINGS
Except as set forth on Schedule 5.18, there has been no Litigation in the prior three (3) year period commenced by or against the Company or any of its Subsidiaries. To the Knowledge of the Company: (a) no such Litigation has been threatened; and (b) no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as the basis for the commencement of any such Litigation. Neither the Company nor any of its Subsidiaries is subject to any Order, other than Orders identified on Schedule 5.18, and there is not any investigation pending or, to the Knowledge of the Company, threatened in which the Company or any of its Subsidiaries is the subject or target by any Governmental Authority.

SECTION 5.19.	ENVIRONMENTAL MATTERS
(a)    Compliance with Environmental Laws. Except as listed on Schedule 5.19(a), the Company and each of its Subsidiaries is, and at all times during the last five (5) years has been, in material compliance with each Environmental Law applicable to it. The Company has not received any written notice from: (i) any Governmental Authority or private citizen acting in the public interest; or (ii) the current or prior owner or operator of any real property, of any actual or potential violation by the Company or any of its Subsidiaries of any Environmental Law.
(b)    Hazardous Materials at the Real Property. To the Knowledge of the Company and except as set forth on Schedule 5.19(b), there are no Hazardous Materials present on any Real Property, except for Hazardous Materials (i) stored thereon in material compliance with Environmental Laws, or (ii) the presence of which does not violate any Environmental Law in any material respect. Schedule 5.19(b) lists: (y) all active or abandoned current or former aboveground or underground storage tanks owned, used or operated by the Company or any of its Subsidiaries within the last five (5) years; and (z) all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or any of its Subsidiaries within the last five (5) years.
(c)    Release of Hazardous Materials. Except as listed on Schedule 5.19(c), there has been no Release of any Hazardous Materials at or from the Real Property.
(d)    Environmental Permits. The Company and its Subsidiaries have obtained and currently maintain the Environmental Permits listed on Schedule 5.19(d) (collectively, the “Company Environmental Permits”). The Company Environmental Permits: (i) constitute all the Environmental Permits necessary for the ownership, lease, operation and use of the business and assets of the Company and each of its Subsidiaries as currently conducted; and (ii) are in full force and effect in accordance with their respective terms and all applicable Environmental Laws. The Company and each of its Subsidiaries is, and at all times has been, in material compliance with all the Company Environmental Permits.
(e)    Conduct of Hazardous Activities. Neither the Company nor any of its Subsidiaries has permitted or conducted any Hazardous Activity at or from any Real Property, except in compliance with, or to the extent the same does not violate, applicable Environmental Laws.

SECTION 5.20.	EMPLOYEE BENEFIT MATTERS
(a)    Benefit Plans. Set forth on Schedule 5.20(a) is a true and complete list of each Benefit Plan. As applicable with respect to each Benefit Plan, the Company has made available to Buyer copies of: (i) each Benefit Plan, including all amendments thereto; (ii) all trust documents, investment management contracts and insurance contracts relating thereto; (iii) the current summary plan description and each summary of material modifications thereto; (iv) the most recently filed annual report (Form 5500 and all schedules thereto); and (v) the most recent Internal Revenue Service determination or opinion letter.
(b)    Multi-Employer Plans. Neither the Company nor any of its Subsidiaries, nor any current or former ERISA Affiliate of the Company or any of its Subsidiaries, has ever contributed to, or been required to contribute to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) and neither the Company nor any ERISA Affiliate of the Company, has any liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a multiemployer plan. No Benefit Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA.
(c)    Terminated Plans. Neither the Company nor any of its Subsidiaries, nor any current or former ERISA Affiliate of the Company or any of its Subsidiaries, has terminated or taken action to terminate (in part or in whole) any employee benefit plans as defined in ERISA Section 3(3).
(d)    Administration of Plans. Each Benefit Plan has been administered, operated and maintained in material compliance with its terms and any Laws applicable to such Benefit Plan, including (to the extent applicable) ERISA, COBRA, the Health Insurance Portability and Accountability Act of 1996, and the Code. With respect to each Benefit Plan that is intended to qualify under Section 401(a) or Section 501(a) of the Code: (i) such Benefit Plan has received a favorable determination or opinion letter from the Internal Revenue Service; (ii) any related trusts have been determined to be exempt from taxation; and (iii) nothing has occurred since the date of such opinion or determination letter that could reasonably be expected to adversely affect such qualification or exemption. No “prohibited transactions” within the meaning of Section 406 of 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist have occurred with respect to any Benefit Plan. There are no pending audits or, to the Knowledge of the Company, threatened investigations by any Governmental Authority involving any Benefit Plan, and no pending claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan, any fiduciary thereof or service provider thereto, nor to the Knowledge of the Company is there any reasonable basis for any such claim, suit or proceeding.
(e)    Retiree Benefits. No Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than coverage mandated by Law.
(f)    Employee Classification. The Company and each ERISA Affiliate has, for purposes of each Benefit Plan, correctly classified all individuals performing services for the Company as common law employees, leased employees, independent contractors or agents, as applicable.
(g)    §409A Compliance. Each Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such Benefit Plan is subject to tax under Section 409A of the Code.
(h)    Change in Control Benefits. Except as listed on Schedule 5.20(h), neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or upon the occurrence of any other event: (i) entitle any current or former employee, officer, manager, director, consultant or contractor of the Company or any of its Subsidiaries to any bonus, change in control or similar payment, severance pay, unemployment compensation or any other payment or benefit (other than the Transaction Bonuses); (ii) accelerate the time, payment, funding or vesting of any benefit or right (including equity-based compensation), or increase the amount of compensation due to any such individual (other than the Transaction Bonuses); (iii) give rise to the payment of any amount that could subject any Person to liability for Tax under Section 4999 of the Code; (iv) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend, or terminate any Benefit Plan; or (v) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.
(i)    Parachute Payments. Assuming the Company’s timely compliance with the shareholder approval covenant contemplated by Section 8.01(h) of the Agreement, the Company’s execution of, and performance of the transactions contemplated by this Agreement will not either alone or in connection with any other event(s) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code or require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. Assuming the Company’s timely compliance with the shareholder approval covenant contemplated by Section 8.01(h) of the Agreement, no payment which is or may be made by, from or with respect to any Benefit Plan, to any employee, former employee, director, officer or independent contractor of the Company or any Subsidiary, either alone or in conjunction with any other payment, event or occurrence, will be, or could reasonably be characterized as, an “excess parachute payment” under Section 280G of the Code.

SECTION 5.21.	LABOR AND EMPLOYMENT MATTERS
(a)    List of Employees. Schedule 5.21(a) sets forth a list of all current employees of the Company and its Subsidiaries, with each employee’s employer, start date, job title, rate of compensation (including, as applicable, hourly rate, salary, bonus, commission, and other incentive compensation), work location (city, state), and Fair Labor Standards Act classification (exempt or non-exempt).
(b)    Independent Contractors. Schedule 5.21(b) sets forth a list of all independent contractors who currently provide services to the Company or its Subsidiaries with compensation arrangements in excess of $25,000 in any twelve (12) month period, together with a description of services provided and compensation arrangements.
(c)    Compliance with Labor and Employment Laws. The Company and each of its Subsidiaries is, and during the past five (5) years has been, in compliance in all material respects with all Laws relating to labor and employment, including Laws governing equal employment opportunity, nondiscrimination, immigration, wages, hours, classification of workers as employees or independent contractors, exemption classification under the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act and any similar state or local law, occupational safety and health, benefits, collective bargaining and labor relations. There is not pending, or to the Company’s Knowledge threatened, Litigation against or affecting the Company or any of its Subsidiaries relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Authority, nor has there been any threatened or actual charges, complaints, or Litigation during the past five (5) years.
(d)    Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor contract. There is no labor organizational activity or labor dispute affecting the Company or any of its Subsidiaries, nor has there been any such activity during the past five (5) years. There is not presently pending or existing, and to the Company’s Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving the Company or any of its Subsidiaries. To the Company’s Knowledge, no event has occurred or circumstance exists that could reasonably be expected to provide the basis for any work stoppage or other labor dispute involving the Company or any of its Subsidiaries. No application or petition for an election of or for certification of a collective bargaining agent is pending with respect to the Company or any of its Subsidiaries. There is no lockout of any employees by the Company or any of its Subsidiaries, and no such action is contemplated by the Company or any of its Subsidiaries.

SECTION 5.22.	CONTRACTS AND AGREEMENTS
(a)    List of Material Contracts. Schedule 5.22(a) contains a list of each of the following contracts and other agreements (each, a “Material Contract”):
(i)    each contract or agreement to which the Company or any of its Subsidiaries is a party that involves performance of services or delivery of goods or materials by or to the Company or one of its Subsidiaries of an amount or value in excess of $250,000 in any twelve (12) month period;
(ii)    each lease (including all amendments and modifications thereto) by or to the Company or any of its Subsidiaries of Leased Real Property;
(iii)    each contract or agreement to which the Company or any of its Subsidiaries is a party containing covenants that purport to restrict the Company’s or its Subsidiaries’ business activity or limit the freedom of the Company or its Subsidiaries to engage in any line of business or to compete with any Person;
(iv)    each power of attorney granted by the Company or any of its Subsidiaries that is currently effective and outstanding;
(v)    each contract or agreement to which the Company or any of its Subsidiaries is a party that obligates it to make capital expenditures in excess of $100,000;
(vi)    each contract or agreement to which the Company or any of its Subsidiaries is a party with an Affiliate of the Company or any of its Subsidiaries;
(vii)    each employment contract or agreement to which the Company or any of its Subsidiaries is a party and that is not cancellable without material penalty or without more than ninety (90) days’ notice;
(viii)    each contract or agreement with any Governmental Authority to which the Company or any of its Subsidiaries is a party;
(ix)    each contract or agreement pursuant to which the Company has acquired rights in or to any Licensed Intellectual Property or has licensed or transferred any rights to any Copyrights, Domain Names, Patents or Trademarks, other than any licenses implied by the sale or lease of property in the ordinary course of business;
(x)    each contract relating to the acquisition or disposition of any business by the Company or any of its Subsidiaries (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise);
(xi)    each contract relating to any joint venture, partnership, strategic alliance or sharing of profits or losses with any Person to which the Company or any of its Subsidiaries is a party or by which they or any of their assets is bound;
(xii)    each contract that requires the use of any supplier or third party for all or substantially all requirements or needs of the Company or any of its Subsidiaries relating to any products or services;
(xiii)    each collective bargaining agreement or contract with any labor organization, union, group or association to which the Company or any of its Subsidiaries is a party;
(xiv)    each contract evidencing Indebtedness of, or granting a Lien on any asset of, the Company or its Subsidiaries;
(xv)    each contract of the Company or any of its Subsidiaries with a Material Customer;
(xvi)    each contract of the Company or any of its Subsidiaries with a Material Supplier; and
(xvii)    each amendment, supplement and modification in respect of any of the foregoing.
(b)    Validity and Performance of Material Contracts. The Company has made available true, correct and complete copies of each Material Contract to the Buyer. Each Material Contract is in full force and effect and is valid and enforceable against the Company or one of its Subsidiaries (as applicable) in accordance with its terms. The Company or one of its Subsidiaries (as applicable) is in compliance with all applicable terms and requirements of each Material Contract. To the Knowledge of the Company, each counter-party to each Material Contract is in compliance with all applicable terms and requirements of such Material Contract. Neither the Company nor any of its Subsidiaries has given to or, except as specifically described on Schedule 5.22(a), received from any other Person any written notice regarding any breach of, or default under, any Material Contract and no event has occurred or circumstance exists, which, with the delivery of notice, the passage of time or both, would reasonably be expected to constitute such a breach or default. There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to or by the Company or any of its Subsidiaries under any Material Contract and no party thereto has made written demand for such renegotiation.

SECTION 5.23.	INTELLECTUAL PROPERTY
(a)    Patents. Schedule 5.23(a) lists all of the patents and patent applications that are owned by the Company or any of its Subsidiaries (collectively, the “Patents”), including the jurisdiction of filing, the registration and application numbers, the date of filing, and the date of grant (as applicable). Except as set forth on Schedule 5.23(a), the Company exclusively owns all right, title and interest in and to, free and clear of all encumbrances, or has the nonexclusive right to use all of the Patents. All of the issued Patents are in compliance, in all material respects, with applicable Law (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date. No Patent has been or now is involved in any interference, reissue, reexamination or opposition proceeding. To the Company’s Knowledge, no Patent is infringed. None of the products manufactured or sold by the Company or any of its Subsidiaries infringes, or to the Knowledge of the Company is alleged to infringe, any patent or other proprietary right of any other Person.
(b)    Trademarks. Schedule 5.23(b) lists all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications that are owned by the Company or any of its Subsidiaries (collectively, the “Trademarks”), including, for registered Trademarks, the jurisdiction of filing, the date of filing, the date of grant, the application number, and the registration number (as applicable). Except as set forth on Schedule 5.23(b), the Company exclusively owns all right, title and interest in and to, free and clear of all encumbrances, or has the nonexclusive right to use all of, the Trademarks. All registered Trademarks have been registered with the United States Patent and Trademark Office, are currently in compliance, in all material respects, with applicable Law (including timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date. No Trademark has been or now is involved in any opposition, invalidation or cancellation proceeding and, to the Company’s Knowledge, no such action is threatened with respect to any of the Trademarks. To the Knowledge of the Company, no Trademark is infringed. None of the Trademarks infringes, or to the Knowledge of the Company is alleged to infringe, any trade name, trademark or service mark of any other Person.
(c)    Copyrights. Schedule 5.23(c) lists all registered and unregistered copyrights (in both published and unpublished works) owned by the Company or any of its Subsidiaries (collectively, the “Copyrights”), including, for registered Copyrights, the jurisdiction of filing, the date of filing, the registration number, and the date of registration (as applicable). Except as set forth on Schedule 5.23(c), the Company exclusively owns all right, title and interest in and to, free and clear of all encumbrances, or has the nonexclusive right to use, all of the Copyrights. All of the registered Copyrights are currently in compliance, in all material respects, with applicable Law, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date. To the Knowledge of the Company, no Copyright is infringed. None of the subject matter of any of the Copyrights infringes, or to the Knowledge of the Company is alleged to infringe, any copyright of any Person or is a derivative work based upon the work of any other Person. For the avoidance of doubt, the Copyrights include material Company-owned software.
(d)    Licensed Intellectual Property. Schedule 5.23(d) lists: (i) all intellectual property rights licensed to or otherwise used by the Company or any of its Subsidiaries that is not owned by the Company or any of its Subsidiaries (the “Licensed Intellectual Property”), other than licenses with respect to commonly available, “shrink wrap” software; and (ii) all intellectual property rights licensed by the Company or any of its Subsidiaries to any third party.
(e)    Domain Names. Schedule 5.23(e) lists all of the domain names that are owned by the Company or any of its Subsidiaries (collectively, the “Domain Names”), including the date of expiration. No Domain Name has been or now is involved in any domain name dispute proceeding.
(f)    Sufficiency of Intellectual Property. The Patents, the Trademarks, the Copyrights, the Licensed Intellectual Property and the Domain Names constitute all of the intellectual property necessary for the operation of the business of the Company and its Subsidiaries as currently conducted.

SECTION 5.24.	INSURANCE
Schedule 5.24 lists all material policies of insurance providing coverage to the Company or any of its Subsidiaries (collectively, the “Insurance Policies”). All the Insurance Policies are valid and enforceable, no notice of cancellation, non-renewal, termination, premium increase (with respect to the next policy year) or change in coverage has been received with respect thereto and there is no existing default by any insured thereunder. All the Insurance Policies are sufficient in all material respects for compliance by the Company and its Subsidiaries with all applicable Laws and contracts or agreements to which the Company or any of its Subsidiaries is a party. Neither the Company nor any of its Subsidiaries has received: (a) any refusal of coverage under any Insurance Policies; (b) any notice that a defense under any of the Insurance Policies will be afforded with reservation of rights; (c) any notice of cancellation of any of the Insurance Policies; or (d) any other indication that (i) any of the Insurance Policies is no longer in full force or effect, or (ii) that the issuer of any Insurance Policy is not willing or able to perform its obligations thereunder. All premiums and other amounts due on the Insurance Policies have been paid, and the Company and its Subsidiaries have complied in all material respects with the provisions of all the Insurance Policies. The Company has made available to the Buyer true and correct copies of all the Insurance Policies.

SECTION 5.25.	CUSTOMERS AND SUPPLIERS
(a)    Customers. Schedule 5.25(a) lists the Company’s and its Subsidiaries’ top customers which represent seventy (70%) by dollar sales volume during each of the fiscal year ended December 31, 2017, and year to date 2018 (each, a “Material Customer”) and such sales volume during the applicable period. Except as described on Schedule 5.25(a), no Material Customer has: (i) terminated, or communicated in writing to the Company or any of its Subsidiaries its intention to terminate, its relationship with the Company or any of its Subsidiaries; or (ii) reduced substantially, or communicated in writing to the Company or any of its Subsidiaries its intention to reduce substantially, the quantity of products or services it sells to the Company or any of its Subsidiaries. To the Company’s Knowledge, there are no pending disputes with any Material Customer.
(b)    Suppliers. Schedule 5.25(b) lists the Company’s and its Subsidiaries’ top ten (10) suppliers by dollar volume of purchases during the fiscal year ended December 31, 2017, and year to date 2018 (each, a “Material Supplier”) and such purchase volume during the applicable period. In the last three (3) years, no Material Supplier has: (i) terminated, or communicated in writing to the Company or any of its Subsidiaries its intention to terminate, its relationship with the Company or any of its Subsidiaries; or (ii) reduced substantially, or communicated in writing to the Company or any of its Subsidiaries its intention to reduce substantially, the quantity of products or services it sells to the Company or any of its Subsidiaries.

SECTION 5.26.	RELATED PARTY TRANSACTIONS
In the last three (3) years, no Seller nor any of such Seller’s Affiliates has, directly or indirectly: (a) had material business dealings with the Company or any of its Subsidiaries, other than business dealings or transactions described on Schedule 5.26 hereto; (b) engaged in competition with the Company or any of its Subsidiaries; (c) entered into any contract or agreement with the Company or its Subsidiaries (other than employment arrangements entered into in the ordinary course of business); or (d) had any direct or indirect interest in any material assets of the Company or its Subsidiaries.

SECTION 5.27.	BANK ACCOUNTS
Schedule 5.27 contains a true and correct list of all of the bank accounts, investment accounts, safe deposit boxes, lock boxes and safes held by, or in the name of, the Company and its Subsidiaries, and the names of all officers, employees or other individuals who are authorized to make withdrawals therefrom or dispositions thereof.

SECTION 5.28.	OFFICERS, DIRECTORS AND MANAGERS
Schedule 5.28 contains a true and correct list of all of the executive officers, directors and managers (as applicable) of the Company and its Subsidiaries as of the date hereof.

SECTION 5.29.	BROKERS AND FINDERS
Except as described on Schedule 5.29, neither the Company nor any of its Subsidiaries have incurred or will incur any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the transactions contemplated by this Agreement.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer hereby represents and warrants to the Sellers and the Company that the statements set forth in this Article VI are true and correct as of the date hereof.

SECTION 6.01.	ORGANIZATION AND GOOD STANDING
The Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware.

SECTION 6.02.	AUTHORITY
The Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the Buyer.

SECTION 6.03.	ENFORCEABILITY
This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, receivership or other Laws of general application relating to or affecting the enforcement of creditors’ rights and remedies, as from time to time in effect.

SECTION 6.04.	NO CONFLICT
The Buyer’s execution, delivery and performance of this Agreement do not, and the Buyer’s consummation of the transactions contemplated by this Agreement will not: (a) result in a breach of (i) any of the provisions of the Buyer’s Governing Documents, or (ii) any resolution adopted by the board of directors or shareholders (or equivalent Persons) of the Buyer; (b) give any Governmental Authority or other Person the right to challenge the transactions contemplated by this Agreement; (c) require the Buyer to obtain the approval, consent or authorization of, or to make any declaration, filing or registration with, any Governmental Authority or other Person, except for such approvals, consents, authorizations, declarations, filings or registrations that may be required under the HSR Act; or (d) violate, conflict with, contravene or give any Person to the right to exercise any remedy or obtain any relief under any contract to which the Buyer is a party or any Order, Law or Permit.

SECTION 6.05.	BROKER’S FEES
The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

SECTION 6.06.	COMPLIANCE WITH LAWS; LEGAL PROCEEDINGS
The Buyer is in compliance with all Laws and Orders which would materially affect its ability to perform its obligations hereunder. There is no Litigation pending or, to the Buyer’s knowledge, threatened against or by the Buyer or any Affiliate of the Buyer that challenges or seeks, or could reasonably be expected, to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

SECTION 6.07.	INDEPENDENT INVESTIGATION
The Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial and otherwise), assets and liabilities of the Company and its Subsidiaries, and acknowledges that it has been provided adequate access to, and has had the opportunity to request access to, the personnel, properties, assets, premises, records and other documents and data of the Company and its Subsidiaries for such purpose. In making its decision to enter into this Agreement and to consummate the transactions contemplated by this Agreement, the Buyer has relied upon its own investigation and the express representations and warranties of the Sellers and the Company set forth above in Article IV and Article V.

SECTION 6.08.	INVESTMENT INTENT
The Buyer is acquiring the equity securities of the Company as provided herein for its own account and not with a view to their sale or distribution in violation of the Securities Act of 1933 (together with the rules and regulations promulgated thereunder, the “Securities Act”), any applicable state blue sky Laws, or any other applicable securities Laws. The Company has made available to the Buyer and its Representatives the opportunity to ask questions of the officers and management employees of the Company and its Subsidiaries and to acquire such additional information about the business and financial condition of the Company and its Subsidiaries as the Buyer has requested, and all such information has been received by and is acceptable to the Buyer. The Buyer is an “accredited investor” as such term is defined in Regulation D under the Securities Act. The Buyer understands that the equity securities of the Company have not been registered pursuant to the Securities Act or any applicable state securities Laws, that the equity securities of the Company will be characterized as “restricted securities” under the Securities Act and that the equity securities of the Company cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

SECTION 6.09.	FINANCING OF ACQUISITION
The Buyer has adequate cash on hand, or access to credit facilities currently in place, to permit the Buyer to consummate the transactions contemplated by this Agreement without obtaining debt or equity financing from any other source.

SECTION 6.10.	SOLVENCY
Immediately after giving effect to the transactions contemplated by this Agreement, the Buyer, the Company and its Subsidiaries shall be able to pay their respective debts as they become due and shall own property having a fair saleable value (if sold as an entirety with reasonable promptness in an arm’s length transaction under present conditions) in excess of their respective liabilities (whether liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured or otherwise). Immediately after giving effect to the transactions contemplated by this Agreement, the Buyer, the Company and its Subsidiaries shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer, the Company or any of its Subsidiaries.

SECTION 6.11.	REPRESENTATIONS AND WARRANTIES INSURANCE
Attached hereto as Exhibit F is an executed, accurate and complete copy of the Binder Agreement, which includes as an exhibit an accurate and complete copy of the R&W Insurance Policy. The Buyer has delivered to the applicable insurance broker, for release as of the Closing to the Insurer and/or managing general underwriter(s) under the R&W Insurance Policy, instructions to bind the R&W Insurance Policy in accordance with the terms and conditions set forth in the Binder Agreement. Except as expressly set forth in the Binder Agreement, there are no conditions precedent to the obligation of the Insurer to issue the R&W Insurance Policy. There are no side letters or other agreements, contracts or arrangements relating to the issuance of the R&W Insurance Policy in accordance with the Binder Agreement. To the Buyer’s knowledge, there is no fact or occurrence as of the date of this Agreement that could reasonably be expected to cause the conditions to the issuance of the R&W Insurance Policy not to be satisfied at or before the Closing, and the Buyer has no reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it contained in the Binder Agreement. The Binder Agreement has not been amended, restated or otherwise modified or waived on or prior to the date of this Agreement and the commitments of the Insurer contained in the Binder Agreement have not been withdrawn, modified or rescinded on or prior to the date of this Agreement. On or prior to the date of this Agreement, the Buyer has delivered to the Insurer (with a copy to the Sellers) an inception no claims declaration in the form required to be delivered in accordance with the Binder Agreement and has paid in full any and all premiums or other fees or expenses required to be paid pursuant to the terms of the Binder Agreement.
ARTICLE VII
LIMITATIONS ON REPRESENTATIONS AND WARRANTIES

SECTION 7.01.	CERTAIN EXCLUSIVE REPRESENTATIONS AND WARRANTIES
The representations and warranties set forth in Section 5.19 are the Company’s sole and exclusive representations and warranties regarding environmental matters. The representations and warranties set forth in Section 5.21 are the Company’s sole and exclusive representations and warranties regarding labor and employment matters. Notwithstanding anything to the contrary set forth herein, no other representations and warranties of the Company shall be deemed or construed to include the subject matter of any of the representations and warranties specifically delineated in this Section 7.01.

SECTION 7.02.	NO OTHER REPRESENTATIONS AND WARRANTIES
The Buyer hereby acknowledges that:
(a)    except for the express representations and warranties contained in Article IV, Article V or any certificate or document provided in connection with this Agreement, and then subject to the limitations on such representations and warranties set forth herein or therein, no Person (including the Sellers, the Company, their respective Affiliates and each of their respective Representatives) has made, hereby makes, or shall hereafter make or be deemed to make any representation or warranty, whether written or oral and whether express or implied, concerning or relating in any way to any Seller, the Company or any of its Subsidiaries.
(b)    in entering into this Agreement and consummating the transactions contemplated by this Agreement, Buyer has relied on its own independent investigation of the Company and its Subsidiaries and the representations and warranties set forth in Article IV, Article V and any certificate or document provided in connection with this Agreement and has not relied on any other representation or warranty of any Person; and
(c)    the Sellers and the Company have relied on the acknowledgment of the Buyer set forth in this Section 7.02 in entering into this Agreement and consummating the transactions contemplated by this Agreement.
WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ANY REPRESENTATION OR WARRANTY ARISING FROM STATUTE OR OTHERWISE IN LAW (INCLUDING AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE) THAT RELATES IN ANY WAY TO THE SELLERS OR THE COMPANY OR ANY OF ITS SUBSIDIARIES IS HEREBY EXPRESSLY DISCLAIMED.

SECTION 7.03.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES
(a)    Survival of the Sellers’ Representations and Warranties. All representations and warranties made by the Sellers in Article IV or in the certificates delivered by the Sellers pursuant to Section 9.01(d)(i) shall survive the execution and delivery of this Agreement and the Closing (and shall be enforceable by the Buyer Indemnified Persons) until the sixth (6th) anniversary of the Closing Date, at which time they shall expire and be of no further force or effect and after which the Buyer Indemnified Persons shall have no right to assert a claim for any inaccuracy or breach thereof, other than any representation or warranty that was not true when made and was made with the intent to defraud Buyer, which shall survive indefinitely.
(b)    Survival of the Company’s Representations and Warranties. All representations and warranties made by the Company in Article V or in the certificate delivered by the Company pursuant to Section 9.01(d)(ii) shall survive the execution and delivery of this Agreement and the Closing (and shall be enforceable by the Buyer Indemnified Persons against the Sellers) until the first (1st) anniversary of the Closing Date, at which time they shall expire and be of no further force or effect and after which the Buyer Indemnified Persons shall have no right to assert a claim for any inaccuracy or breach thereof, other than: (i) the Fundamental Representations and Warranties which shall survive (and shall be enforceable by the Buyer Indemnified Persons) until the sixth (6th) anniversary of the Closing Date; (ii) any representation or warranty made by the Company in Section 5.12 (Taxes) which shall survive (and shall be enforceable by the Buyer Indemnified Persons) until thirty (30) days after the date on which the statute of limitations applicable to the matter covered by such representation and warranty expires; and (iii) any representation or warranty that was not true when made and was made with the intent to defraud Buyer, which shall survive indefinitely.
(c)    Survival of the Buyer’s Representations and Warranties. All representations and warranties made by the Buyer in Article VI or in the certificate delivered by the Buyer pursuant to Section 9.02(c) shall survive the execution and delivery of this Agreement and the Closing (and shall be enforceable by the Seller Indemnified Persons) until the sixth (6th) anniversary of the Closing Date, at which time they shall expire and be of no further force or effect and after which the Seller Indemnified Persons shall have no right to assert a claim for any inaccuracy or breach thereof, other than any representation or warranty that was not true when made and was made with the intent to defraud the Sellers, which shall survive indefinitely.
(d)    Making of Claims.
(i)    Any Buyer Indemnified Person may bring a claim for the inaccuracy or breach of a representation or warranty made by a Seller or the Company in this Agreement, or the certificates delivered pursuant to Section 9.01(d), as appropriate (in each case subject to the other limitations set forth herein), by delivering a written notice of such claim to the Sellers’ Representative (in which it describes such claim in reasonable detail, specifying the representations and warranties it alleges to have been inaccurate or breached and identifying its Losses, to the extent then known) prior to the expiration of the applicable survival period set forth in this Section 7.03 above.
(ii)    Any Seller Indemnified Person may bring a claim for the inaccuracy or breach of any representation or warranty made by the Buyer in Article VI of this Agreement, or the certificate delivered pursuant to Section 9.02(c) (in each case subject to the other limitations set forth herein), by delivering a written notice of such claim to the Buyer (in which it describes such claim in reasonable detail, specifying the representations and warranties it alleges to have been breached and identifying its Losses, to the extent then known) prior to the expiration of the applicable survival period set forth in this Section 7.03 above.
(iii)    Any claims for the inaccuracy or breach of a representation or warranty (or a certificate provided pursuant to either Section 9.01(d) or Section 9.02(c)) asserted as provided above in this Section 7.03(d) prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. Any claim for indemnification based on an inaccuracy or breach of a representation or warranty (or a certificate provided pursuant to either Section 9.01(d) or Section 9.02(c)) that is not brought as provided above in this Section 7.03(d) prior to the expiration date of the applicable survival period may not be brought thereafter and shall be forever barred.
ARTICLE VIII
COVENANTS AND AGREEMENTS OF THE PARTIES

SECTION 8.01.	PRE-CLOSING COVENANTS OF THE SELLERS AND THE COMPANY
(a)    Satisfaction of Conditions. From the date hereof until the earlier of the Closing or termination of this Agreement in accordance with Article XII, the Sellers and the Company shall use their respective commercially reasonable efforts to cause the conditions to Closing set forth in Section 9.01 below to be satisfied.
(b)    Required Approvals. As promptly as reasonably practicable after the date of this Agreement, the Sellers and the Company shall use commercially reasonable efforts to make all filings required by Law to be made by them in order to consummate the transactions contemplated by this Agreement. From the date hereof until the earlier of the Closing or termination of this Agreement in accordance with Article XII, the Sellers and the Company shall: (i) reasonably cooperate with the Buyer with respect to all filings that the Buyer is required make in connection with the transactions contemplated by this Agreement; and (ii) reasonably cooperate with the Buyer in obtaining all consents and approvals required in connection with the transactions contemplated by this Agreement.
(c)    Access. From the date hereof until the earlier of the Closing or termination of this Agreement in accordance with Article XII, the Company shall (and shall cause its Subsidiaries to): (a) afford the Buyer and its Representatives reasonable access to and the right to inspect all of the properties, assets, premises, records and other documents and data related to it; (b) furnish the Buyer and its Representatives with such financial, operating and other data and information related to it as the Buyer and its Representatives may reasonably request or require in order to complete its due diligence investigation; and (c) instruct its Representatives to cooperate with the Buyer and its Representatives in their investigation of the Company and its Subsidiaries; provided, however, that any such access, inspection and investigation shall be conducted during normal business hours, preceded by reasonable advance notice to the Company, under the supervision of the Company’s personnel and in such a manner as not to interfere with the normal operations of the Company and its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Subsidiaries shall be required to disclose any information to the Buyer or its Representatives if such disclosure would, as determined by the Company in good faith in its sole discretion: (x) cause significant competitive harm to the Company or any of its Subsidiaries, or their respective businesses, if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, neither the Buyer nor its Representatives shall contact any suppliers to or customers of the Company or any of its Subsidiaries and neither the Buyer or any of its Representatives shall have any right to perform invasive or subsurface investigations of the Real Property. The Buyer shall, and shall cause its Representatives to, abide by the terms of Section 8.02(c) hereto with respect to any access or information provided pursuant to this Section 8.01(c).
(d)    Operation of the Company Prior to Closing. From the date hereof until the earlier of the Closing or termination of this Agreement in accordance with Article XII, the Company shall (and shall cause each of its Subsidiaries to) operate and maintain its assets, properties and business in substantially the same manner in which they have been operated and maintained before the date hereof and shall use commercially reasonable efforts to preserve the business organization and the relationships it currently maintains with its Representatives, distributors, customers and suppliers. Unless otherwise agreed to in writing by the Buyer, from the date hereof until the earlier of the Closing or termination of this Agreement in accordance with Article XII, the Company shall not (and shall not permit any of its Subsidiaries to) operate or engage in any transaction outside of the ordinary course of business or take any action that, if taken after the date of the Interim Balance Sheet and prior to the date of this Agreement, would have been required to be disclosed on Schedule 5.11, other than with respect to the authorization of any new capital expenditures that are consistent with the Company’s and its Subsidiaries’ 2018 capital expenditure budget.
(e)    Updating of Schedules. From and after the date of this Agreement until the Closing, the Sellers and the Company shall add to, update, supplement and amend the Schedules with respect to (and only with respect to) any matter arising after the date hereof (each a “Schedule Supplement”). Except for a Permitted Update, any such Schedule Supplement shall in no way (i) be included or affect the determination of whether the failure of conditions of the Company or the Sellers, as applicable, to consummate the Closing, as contemplated by Section 9.01, has been fulfilled or satisfied; or (ii) limit the Buyer’s right to termination of this Agreement set forth in Section 12.01. In the event a Schedule Supplement is expressly for the purpose of (y) updating the Schedules with respect to transactions and events occurring after the date hereof in the ordinary course of business and not in violation of any obligation of the Company or its Subsidiaries hereunder; or (z) updating Schedules for transactions consummated with the written consent of Buyer (a “Permitted Update”), then such Schedule Supplement shall be deemed (solely as of the Closing Date) to automatically amend and supplement the applicable Schedules.
(f)    No Negotiation. From the date hereof until the earlier of the Closing or termination of this Agreement in accordance with Article XII, neither any Seller nor the Company shall, directly or indirectly: (i) solicit, encourage, seek, entertain, support, assist, participate in or initiate any inquiries, negotiations, discussions or proposals with any third party with respect to any offer or proposal relating to any sale or business combination transaction involving the Company or any of its Subsidiaries, including any sale of stock or other equity interests, the merger or consolidation of the Company or any of its Subsidiaries, the sale of the Company’s or any of its Subsidiaries’ assets or properties (other than sales of inventory in the ordinary course of business), license or otherwise, or effect any such transaction, (ii) disclose any information not customarily disclosed to any Person concerning the business or properties of the Company or its Subsidiaries, or afford any Person access to its properties, books, records, not customarily afforded such access; or (iii) enter into any agreement with any Person with respect to any of the foregoing, in each case other than the Buyer or its Representatives.
(g)    On or prior to the Closing, the Company shall take all actions necessary to terminate and cancel each Option in accordance with the terms of the applicable plan, including, to the extent required under the terms of the applicable plan, obtain any necessary consents, adopt applicable resolutions, amend the terms of any plans or any outstanding awards, and take all other appropriate actions to give effect to the transactions contemplated herein. Prior to or at the Closing, the Company shall deliver the original grant agreements respecting each Option to the Buyer.
(h)    Prior to the Closing, the Company shall take all actions necessary to comply with the shareholder vote requirements needed to avail itself of the exemption contained in Section 280G(b)(5) of the Code and the applicable regulations promulgated thereunder (the “280G Shareholder Vote”), and shall use its best efforts to cause its executives to waive any payments in respect to the transactions contemplated by this Agreement that would not be deductible pursuant to Section 280G of the Code if the 280G Shareholder Vote fails the requisite approval. Notwithstanding any provision of this Agreement to the contrary, if the 280G Shareholder Vote fails to achieve the requisite approval in respect of any executive, the Company shall provide to the Buyer the name of such executives and amounts waived, and no amount so waived shall be paid to any such executive.
(i)    Until the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article XII, the Company shall take such actions as Buyer reasonably requests to assist Buyer in obtaining debt financing in connection with the consummation of the transactions contemplated hereby, including the delivery of financial information, the making of its executive officers available for meetings and presentations during regular business hours and on advance notice and assisting in the preparation of appropriate documents reasonably required in connection with such debt financing; provided, however, that in no event shall the Company be obligated to disclose any information subject to confidentiality restrictions or any privilege, to expend any amounts that are not promptly reimbursed in full by the Buyer, or to execute and deliver any instruments or agreements that are not conditioned on the effectiveness of the Closing.

SECTION 8.02.	PRE-CLOSING COVENANTS OF THE BUYER
(a)    Satisfaction of Conditions. From the date hereof until the earlier of the Closing or termination of this Agreement in accordance with Article XII, the Buyer shall use commercially reasonable efforts to cause the conditions to Closing set forth in Section 9.02 below to be satisfied.
(b)    Required Approvals. As promptly as reasonably practicable after the date of this Agreement, the Buyer shall use commercially reasonable efforts to make all filings required by Law to be made by it in order to consummate the transactions contemplated by this Agreement. From the date hereof until the earlier of the Closing or termination of this Agreement in accordance with Article XII, the Buyer shall: (i) reasonably cooperate with the Sellers and the Company and its Subsidiaries with respect to all filings that they are required to make in connection with the transactions contemplated by this Agreement; and (ii) reasonably cooperate with the Sellers and the Company and its Subsidiaries in obtaining all consents and approvals required in connection with the transactions contemplated by this Agreement.
(c)    Confidentiality. The Buyer acknowledges and agrees that the confidentiality letter agreement dated as of February 14, 2018 (the “Confidentiality Agreement”) remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to the Buyer and its Representatives pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 8.02(c) shall nonetheless continue in full force and effect.

SECTION 8.03.	FURTHER ASSURANCES
If any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto will use commercially reasonable efforts to take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article X below).

SECTION 8.04.	RECORD RETENTION AND ACCESS
(a)    Taft Stettinius & Hollister LLP (“Sellers’ Counsel”) has acted as counsel for the Sellers and their Affiliates, including the Company and its Subsidiaries (the “Clients”) in connection with the negotiation, preparation, execution, delivery and Closing under this Agreement and the transactions contemplated by this Agreement (the “Pre-Closing Engagements”) and in that connection not as counsel for any other Person, including the Buyer or its Affiliates. Only the Clients will be considered clients of Sellers’ Counsel in the Pre-Closing Engagements. Accordingly, notwithstanding that the Clients are or were clients in the Pre-Closing Engagements, upon and after the Closing, all communications between any of the Clients and Sellers’ Counsel in the course of the Pre-Closing Engagements will be deemed to be attorney-client confidences that belong solely to the Sellers and not to the Buyer or any of its Affiliates (including, after the Closing, the Company or any of its Subsidiaries), in each case so long as such communications would be subject to a privilege or protection if they were being requested in Litigation by an unrelated third party. The Buyer and its Affiliates (including, after the Closing, the Company and its Subsidiaries) will not have access to any such communications, or to the files of Sellers’ Counsel relating to the Pre-Closing Engagements, whether or not the Closing will have occurred. Without limiting the generality of the foregoing, notwithstanding that the Company or any of its Subsidiaries is or was a client in the Pre-Closing Engagements, upon and after the Closing except with respect to any communications that would not be subject to a privilege or protection if they were being requested in Litigation by an unrelated third party: (i) the Sellers and their Affiliates will be the sole holders of the attorney-client privilege with respect to the Pre-Closing Engagements, and none of the Company, its Subsidiaries, the Buyer or any of their respective Affiliates will be a holder thereof; (ii) to the extent that files of Sellers’ Counsel in respect of the Pre-Closing Engagements constitute property of the Clients (including the Company and its Subsidiaries), only the Sellers and their Affiliates will hold such property rights; and (iii) Sellers’ Counsel will have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company, its Subsidiaries, the Buyer or any of their respective Affiliates by reason of any attorney-client relationship between Sellers’ Counsel and the Company or its Subsidiaries or otherwise. Without limiting the generality of the foregoing, the parties recognize that it would be impracticable to try to purge all Client-privileged communications regarding the Pre-Closing Engagements from the Company’s and its Subsidiaries’ files and computer systems prior to the Closing, and so the parties agree that no waiver is intended by leaving such documents where then located and the Buyer and its Affiliates will not be permitted to review any such documents, and the Buyer agrees that it and its Affiliates will not be permitted to use any such documents in a manner adverse to the Sellers or the Sellers’ Representative in any indemnity or other dispute following the Closing.
(b)    In order to facilitate the resolution of any claims made against or incurred by the Sellers arising in connection with the Pre-Closing Engagements, or for any other reasonable purpose (including the preparation and defense of financial statements and Tax Returns), for a period of seven (7) years after the Closing, the Buyer and the Company shall (and shall cause the Subsidiaries to):
(i)    retain their respective documents, books and records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with their prior practices; and
(ii)    upon reasonable notice, afford the Sellers and their Representatives reasonable access to (including the right to make, at the Sellers’ expense, photocopies of), during normal business hours, such documents, books and records.

SECTION 8.05.	INSURANCE TAIL COVERAGE
(a)    For a period of six (6) years following the Closing, all rights to indemnification, advancement of expenses and exculpation by the Company and each of its Subsidiaries now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer, director, manager, employee or other individual with similar authority of the Company or any of its Subsidiaries, as provided in its respective Governing Documents, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.
(b)    The Company and each of its Subsidiaries shall, as of the Closing Date, obtain “tail” insurance policies with a claims period of at least six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors, officers, managers, employees and other individuals covered thereby, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”).
(c)    The obligations of the Buyer, the Company and each of its Subsidiaries under this Section 8.05 shall not be terminated or modified in such a manner as to adversely affect any director, officer, manager, employee or other individual with similar authority to whom this Section 8.05 applies without the consent of such affected individual (it being expressly agreed that the individuals to whom this Section 8.05 applies shall be third-party beneficiaries of this Section 8.05, each of whom may enforce the provisions of this Section 8.05).
(d)    In the event the Buyer, the Company, any of its Subsidiaries or any of their respective successors or assigns (i) consolidates or combines with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or combination, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns in such transaction shall assume all of the obligations set forth in this Section 8.05.

SECTION 8.06.	REPRESENTATIONS AND WARRANTIES INSURANCE
(a)    The Buyer shall: (i) satisfy on a timely basis all conditions necessary for the issuance of or continuance of coverage under the R&W Insurance Policy as set forth in the Binder Agreement; (ii) use commercially reasonable efforts to seek coverage under the R&W Insurance Policy, including the timely and adequate delivery of notices of claims under the R&W Insurance Policy; and (iii) otherwise comply with the terms and conditions of the R&W Insurance Policy and the Binder Agreement.
(b)    Without limiting the generality of the foregoing, the Buyer shall: (i) timely pay all premiums and other amounts required to cause the R&W Insurance Policy to become effective in accordance with its terms (including as required by Sections 14(a), (b) and (l) of the Binder Agreement, (ii) at or before such time as required by the Binder Agreement, deliver to the Insurer the documents required by Section 14(e) of the Binder Agreement and the CDs, DVD-ROMS, USB drives or other electronic media required by Section 14(i) of the Binder Agreement; (iii) on the date of this Agreement, execute and deliver to the Insurer the Binder Agreement and the Inception No Claims Declaration (as defined in, and required by Section 14(f) of, the Binder Agreement); (iv) on the Closing Date, execute and deliver to the Insurer the Closing No Claims Declaration (as defined in, and required by Section 14(g) of, the Binder Agreement); and (v) at or before such time as required by the Binder Agreement, cause Willis of New York, Inc. to execute and deliver to the Insurer the broker’s Surplus Lines License (as defined in, and required by Section 14(h) of, the Binder Agreement). Parent shall promptly provide the Sellers’ Representative with copies of all deliveries made by Buyer to the Insurer as required by this Section 8.06(b).
(c)    Unless otherwise required by applicable Law, the Buyer shall not (and shall not permit any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) to) take any action with the intention of causing the R&W Insurance Policy or the Binder Agreement or the rights of any party thereunder to be terminated, cancelled or waived in a manner that would have an adverse impact on the Sellers or any of their Affiliates. Further, the Buyer shall not amend the subrogation or third party beneficiary provisions contained in the R&W Insurance Policy benefiting the Sellers or their Affiliates or otherwise amend or modify the R&W Insurance Policy in a manner adverse to the Sellers or any of their Affiliates.

SECTION 8.07.	ANTITRUST FILINGS
(a)    Without limiting the obligations of the parties under Section 8.01(b) and Section 8.02(b), each party hereto agrees to use commercially reasonable efforts to: (i) make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within three (3) Business Days after the date hereof; (ii) make an appropriate filing pursuant to any legal requirements of any foreign Governmental Authority having jurisdiction over antitrust or competition matters with respect to the transaction contemplated by this Agreement as soon as practicable after the date hereof; and (iii) supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act or any legal requirements of any foreign Governmental Authority. All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated by this Agreement (but, for the avoidance of doubt, not including: (x) any interactions between the Sellers or the Company or any of its Subsidiaries with Governmental Authorities in the ordinary course of business; (y) any disclosure which is not permitted by Law; or (z) any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
(b)    None of the Sellers will extend any waiting period or comparable period under the HSR Act or any similar foreign legal requirements or enter into any agreement with any Governmental Authority not to consummate the transaction contemplated by this Agreement, except with the prior written consent of the Buyer. Nothing in this Agreement shall (i) require the Buyer to, or permit the Sellers to, (A) propose or accept the sale, divestiture, disposition or holding separate of any assets or businesses of itself or any of its Affiliates (or otherwise take any action that limits the freedom of action with respect to, or its ability to retain, any of its businesses, product lines, or assets or those of its Affiliates) in order to avoid the entry of or to effect the dissolution of any injunction or other order (whether temporary, preliminary or permanent), which would otherwise have the effect of preventing or delaying the consummation of the transaction contemplated by this Agreement, or (B) propose or accept the impositions of conditions that are reasonably likely to have a material and adverse impact on the business of the Buyer or the Company and its Subsidiaries following the Closing; or (ii) require the Buyer to (A) expend money to a third party in exchange for any consent of any Governmental Authority, or (B) initiate or defend any Litigation relating to the transactions contemplated by this Agreement.

SECTION 8.08.	RESTRICTIVE COVENANTS
(a)    From and after the Closing, each Seller shall, and shall cause its Affiliates to, hold in confidence any and all information, whether written or oral, concerning the Company and its Subsidiaries, except to the extent that such information: (i) is generally available to and known by the public through no fault of such Seller or any of its Affiliates; or (ii) is lawfully acquired by Seller, any of its Affiliates from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. Notwithstanding the foregoing, if any Seller or any of its Affiliates are compelled to disclose any such information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify the Buyer in writing and shall disclose only that portion of such information which such Seller is advised by its counsel in writing is legally required to be disclosed; provided, that such Seller shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
(b)    During the applicable Restricted Period, no Restricted Seller shall, nor shall any Restricted Seller permit any of his, her or its Representatives or Affiliates to, directly or indirectly: (i) engage in the Restricted Business in the Territory; or (ii) have an interest in any Person that engages in the Restricted Business in the Territory, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant. Notwithstanding the foregoing, each Restricted Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if no Restricted Seller is a controlling Person of, or a member of a group which controls, such Person and such Persons collectively do not, directly or indirectly, own 5% or more of any class of securities of such Person.
(c)    During the applicable Restricted Period, no Restricted Seller shall, nor shall any Restricted Seller permit any of his, her or its Representatives or Affiliates to, directly or indirectly: (i) solicit or encourage any employees or independent contractors to leave his or her employment with the Company or any of its Subsidiaries, except pursuant to a general solicitation which is not directed specifically to any such employees or independent contractors; or (ii) solicit or entice any clients, customers, distributors, suppliers, vendors, service providers or others having business relations with the Company or any of its Subsidiaries for purposes of diverting their business or services from the Company or any of its Subsidiaries.
(d)    During the three (3) year period following the Closing Date, no HKW Party shall, for its own account or that of another Person, directly or indirectly, solicit or encourage any member of the Management Team to leave his employment with the Company or any of its Subsidiaries, except pursuant to a general solicitation which is not directed specifically to any such Management Team member.
(e)    Each Restricted Seller and HKW Party acknowledges that a breach or threatened breach of this Section 8.08 would give rise to irreparable harm to the Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Restricted Seller or HKW Party of any such obligations, the Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(f)    Each Restricted Seller and HKW Party acknowledges that the restrictions contained in this Section 8.08 are reasonable and necessary to protect the legitimate interests of the Buyer and constitute a material inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 8.08 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 8.08 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
ARTICLE IX
CONDITIONS TO CLOSING

SECTION 9.01.	THE BUYER’S CONDITIONS PRECEDENT
The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing of each of the following conditions, except to the extent any such condition (or portion thereof) is waived in writing by the Buyer:
(a)    Accuracy of Representations and Warranties.
(i)    The representations and warranties made by each Seller in Article IV shall be accurate in all respects as of the Closing Date (without giving effect to any Schedule Supplement).
(ii)    The representations and warranties made by the Company in Article V shall be accurate in all material respects (other than representations and warranties subject to a materiality qualification and the Fundamental Representations and Warranties, each of which shall be accurate in all respects) as of the Closing Date (after giving effect to any Permitted Update).
(b)    Performance of Covenants and Agreements.
(i)    Each Seller shall have performed and complied, in all material respects, with all of the covenants and obligations of this Agreement required to be performed and complied with by such Seller at or prior to the Closing.
(ii)    The Company shall have performed and complied, in all material respects, with all of the covenants and obligations of this Agreement required to be performed and complied with by the Company at or prior to the Closing.
(c)    No Material Adverse Effect. Since the date of this Agreement, there shall not have been, nor has any event occurred which would be reasonably likely to result in, any Material Adverse Effect.
(d)    Bring Down Certificates.
(i)    Each Seller shall have delivered a certificate to the Buyer, dated as of the Closing Date, in which such Seller certifies satisfaction of the conditions described in Section 9.01(a)(i) and Section 9.01(b)(i).
(ii)    The Company shall have delivered a certificate to the Buyer, dated as of the Closing Date, in which the Company certifies the satisfaction of the conditions described in Section 9.01(a)(ii) and Section 9.01(b)(ii).
(e)    Consents. Each of the licenses, consents and approvals identified on Exhibit C shall have been obtained and be in full force and effect.
(f)    HSR Approval. The filings of the parties pursuant to the HSR Act shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.
(g)    Binder Agreement. The Binder Agreement, effective as of the date of this Agreement, shall remain in full force and effect as of the Closing.
(h)    Closing Deliverables. The Sellers and the Company, as applicable, shall have delivered the items required to be delivered at the Closing pursuant to Section 3.02 and Section 3.03, respectively.
(i)    No Injunction. No Order shall exist against any of the parties to this Agreement that restrains, prevents or materially alters the transactions contemplated by this Agreement.

SECTION 9.02.	THE SELLERS’ CONDITIONS PRECEDENT
The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing of each of the following conditions, except to the extent any such condition (or portion thereof) is waived in writing by the Sellers’ Representative:
(a)    Accuracy of Representations and Warranties. The representations and warranties made by the Buyer in this Agreement shall be accurate in all respects as of the Closing Date.
(b)    Performance by the Buyer. The Buyer shall have performed and complied in all material respects with all of the covenants and obligations of this Agreement required to be performed and complied with by Buyer at or prior to the Closing.
(c)    Bring Down Certificate. The Buyer shall have delivered a certificate to the Sellers’ Representative (for and on behalf of the Sellers), dated as of the Closing Date, in which the Buyer certifies the satisfaction of the conditions described in Section 9.02(a) and Section 9.02(b).
(d)    HSR Approval. The filings of the parties pursuant to the HSR Act shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.
(e)    Closing Deliverables. The Buyer shall have delivered the items required to be delivered at the Closing pursuant to Section 3.04.
(f)    No Injunction. No Order shall exist against any of the parties to this Agreement that restrains, prevents or materially alters the transactions contemplated by this Agreement.
ARTICLE X
INDEMNIFICATION

SECTION 10.01.	INDEMNIFICATION BY THE SELLERS
(a)    Several Indemnification. From and after the Closing and subject to the limitations set forth herein, each Seller, severally, shall indemnify the Buyer Indemnified Persons for all Losses resulting from:
(i)    any inaccuracy in or breach of (A) the representations and warranties made by such Seller in Article IV, as if such representations and warranties were made as of the Closing Date, or (B) the certificate delivered by such Seller pursuant to Section 9.01(d)(i), in each case determined after giving effect to any Schedule Supplement with respect to (and only with respect to) matters arising after the date hereof;
(ii)    any breach of any covenant or agreement made by such Seller in this Agreement; and
(iii)    the employee’s portion of the Withholding Amount attributable to such Seller’s Options, if any, that is not remitted to the Company in accordance with this Agreement.
(b)    Pro-rata Indemnification. From and after the Closing and subject to the limitations set forth herein, each Seller shall indemnify the Buyer Indemnified Persons for such Seller’s Applicable Total Percentage of all Losses resulting from:
(i)    any inaccuracy in or breach of (A) the representations and warranties made by the Company in Article V (other than the representations and warranties set forth in Section 5.12 (Taxes)), as if such representations and warranties were made as of the Closing Date, or (B) the certificate delivered by the Company pursuant to Section 9.01(d)(ii), in each case determined after giving effect to any Schedule Supplement with respect to (and only with respect to) matters arising after the date hereof;
(ii)    any breach of any covenant or agreement made by the Company in this Agreement that is to be performed prior to or at the Closing;
(iii)    any (A) inaccuracy in or breach of any representation or warranty made by the Company in Section 5.12 (Taxes), and (B) Pre-Closing Taxes, in each case other than to the extent resulting from a Buyer Tax Act;
(iv)    any Closing Date Indebtedness or Transaction Expenses (including any Transaction Bonuses or the employer’s portion of the Withholding Amount) not paid and satisfied in full at the Closing or taken into account in the calculation of the Final Adjusted Purchase Price; and
(v)    any Pollution existing on, under or about the facilities located at 1355 Sheffield Blvd., Houston, Texas; 1140 Conrad Industrial Dr., Ludington, Michigan; and 10419 General Ave., Jacksonville, Florida (the “Properties”), on or before the Closing Date; provided, that the Sellers’ indemnity obligations under this Section 10.01(b)(v) shall not exceed $1,000,000.00; provided further, that Buyer Indemnified Persons shall not, unless and to the extent required by Environmental Law or any Governmental Authority, take any of the following actions solely for the purpose of making a claim pursuant to this Section 10.01(b)(v):
(A)    dig or otherwise perform any excavation of soils at the Properties;
(B)    undertake any investigation of subsurface conditions at the Properties or perform any remedial action of any kind unless required by applicable Environmental Laws or a Governmental Authority with proper jurisdiction over the matter and, if so required, Buyer shall inform the Sellers’ Representative in writing before any such investigation or remedial action is initiated;
(C)    importune or incite any Governmental Authority or other third party to require, request or undertake any such investigation or remedial action; and
(D)    commit to any third party or otherwise conform in any such remedial action to remedial standards materially more stringent than those least stringent applicable standards required under applicable Environmental Laws without the prior written consent of the Sellers’ Representative (unless required to do so by a Governmental Authority).
Buyer Indemnified Persons shall forfeit, and shall not be eligible for, indemnification under this Section 10.01(b)(v) to the extent that they breach or in any way fail to comply with any of the foregoing covenants or if they fail to take or omit taking all commercially reasonable actions to mitigate any indemnifiable Losses upon and after becoming aware of events or circumstances that could reasonably be expected to give rise to any such Losses for which Buyer Indemnified Persons may be entitled to indemnification under this Agreement. In addition, and notwithstanding anything contained herein to the contrary, Buyer Indemnified Persons shall not be entitled to recovery under this Section 10.01(b)(v) with respect to any claim not brought hereunder on or before the sixth (6th) anniversary of the Closing Date.
(c)    Calculation of Losses. For purposes of determining whether there exists any breach or inaccuracy in any representation or warranty by any Seller or the Company in connection with a claim by a Buyer Indemnified Person under this Section 10.01, and calculating the amount of Losses incurred by a Buyer Indemnified Person arising out of or resulting from this Section 10.01, all qualifications referencing the terms “materiality”, “Material Adverse Effect” or other terms of similar import or effect shall be disregarded.

SECTION 10.02.	INDEMNIFICATION BY THE BUYER AND THE COMPANY
From and after the Closing and subject to the limitations set forth herein, the Buyer and the Company shall indemnify the Seller Indemnified Persons for all Losses resulting from:
(a)    any inaccuracy in or breach of (A) any representation or warranty made by the Buyer in Article VI, or (B) the certificate delivered by the Buyer pursuant to Section 9.02(c);
(b)    any breach of any covenant or agreement made by the Buyer or the Company in this Agreement (in the case of the Company, to the extent required to be performed from and after the Closing); and
(c)    any Buyer Tax Act.

SECTION 10.03.	LIMITATIONS ON INDEMNITY FOR BREACHES OF REPRESENTATIONS AND WARRANTIES AND TAX MATTERS; ULTIMATE PURCHASE PRICE CAP
(a)    Except for claims for Losses based on fraud of the Sellers or the Company, the Buyer Indemnified Persons may not assert any General Claim against the Sellers, and the Sellers shall not be liable for any General Claim Losses, in respect of any individual claim or series of claims having the same nature or origin where the Losses relating thereto are less than $50,000, and such Losses will not be aggregated or considered for purposes of calculating whether the Indemnity Basket has been exceeded under clause (b) below.
(b)    Except for claims for Losses based on fraud of the Sellers or the Company, the Buyer Indemnified Persons may not assert any General Claim against the Sellers, and the Sellers shall not be liable for any General Claims or General Claim Losses, unless and until the aggregate amount of all General Claim Losses exceeds the Indemnity Basket. If the aggregate amount of all General Claim Losses exceeds the Indemnity Basket, the Buyer Indemnified Persons may recover General Claim Losses from the Sellers to the extent, and only to the extent, the aggregate amount of all General Claim Losses exceeds the Indemnity Basket, and then from, and only to the extent of, the Indemnity Escrow Balance (if any). Notwithstanding anything to the contrary set forth herein, and for the avoidance of doubt, except for claims for Losses based on fraud of the Sellers or the Company: (i) in no event shall the Sellers have any liability or obligation for General Claims or General Claim Losses beyond the Indemnity Escrow Balance, if any; and (ii) the sole recourse of the Buyer Indemnified Persons for General Claims and General Claim Losses shall be limited to (A) recovery from the Indemnity Escrow Balance, if any, and (B) recovery from the R&W Insurance Policy (subject to the terms thereof, including all exclusions, retentions and policy limits).
(c)    Except for claims for Losses based on fraud of the Sellers or the Company, the Buyer Indemnified Persons may not assert any Fundamental Claim against the Sellers, and the Sellers shall not be liable for any Fundamental Claims or Fundamental Claim Losses, to the extent the sum of all General Claim Losses and all Fundamental Claim Losses exceeds the then current retention under the R&W Insurance Policy. Subject to the preceding sentence, in the event the Buyer Indemnified Persons have Fundamental Claims, such Fundamental Claims and the Fundamental Claim Losses relating thereto shall be satisfied as follows:
(i)    in the case of Fundamental Claims and Fundamental Claim Losses relating to Section 10.01(a)(i), by the applicable Seller, severally; and
(ii)    in the case of Fundamental Claims and Fundamental Claim Losses relating to Section 10.01(b)(i) and/or Section 10.01(b)(iii):
(A)    first, from and to the extent of the Indemnity Escrow Balance, if any; and
(B)    second, by the Sellers, pro-rata in accordance with their respective Applicable Total Percentages;
in each case, until the aggregate amount of all General Claim Losses and all Fundamental Claim Losses equals the then current retention under the R&W Insurance Policy.
(d)    Without limiting the generality of the foregoing, and notwithstanding anything to the contrary set forth herein, in no event shall the Sellers be liable to the Buyer Indemnified Persons for Losses under this Article X to the extent such Losses are greater than the proceeds of the Purchase Price received by all Sellers. In no event shall any individual Seller be liable to the Buyer Indemnified Persons for Losses under this Article X to the extent such Losses are greater than the portion of the Purchase Price actually received by such Seller.

SECTION 10.04.	MITIGATION OF LOSSES
The Buyer Indemnified Persons shall (and, after the Closing, the Company shall and shall cause its Subsidiaries to) use commercially reasonable efforts to mitigate any Losses that are indemnifiable hereunder, whether by asserting claims against third parties, by qualifying for a benefit that may reduce or eliminate an indemnified matter, or otherwise.

SECTION 10.05.	INSURANCE AND THIRD-PARTY PAYMENTS
Payments by any Seller pursuant to this Article X in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Buyer Indemnified Persons or any of their respective Affiliates in respect of any such Loss; provided, that the amount of such proceeds or payment actually received shall be net of: (a) any deductibles for the applicable insurance policies; (b) any increase in the premium for the applicable insurance policies arising from such Losses; and (c) any other reasonable, documented costs incurred in connection with collecting such proceeds or payment.

SECTION 10.06.	TAX BENEFITS
Payments by any Seller pursuant to this Article X in respect of any Loss shall be reduced by an amount equal to any net Tax benefit actually realized as a result of such Loss in the year such Loss was incurred by the Buyer Indemnified Persons or any of their respective Affiliates in respect of any such Loss.

SECTION 10.07.	INDEMNITY AS SOLE RECOURSE
The sole recourse and exclusive remedy of the Buyer Indemnified Persons for breaches of or inaccuracies in any representations, warranties, covenants or agreements contained in this Agreement, or in any certificate delivered in connection herewith, shall be indemnification under this Article X and the Buyer Indemnified Persons may not bring any other claim whatsoever in connection therewith. The foregoing provisions of this Section 10.07 shall not: (a) preclude the Buyer Indemnified Persons from (i) asserting other remedies in connection with claims based on fraud, (ii) seeking injunctive or other equitable relief, (iii) exercising their rights under or pursuant to Section 14.10, or (iv) asserting claims against the R&W Insurance Policy; or (b) supersede the dispute resolution procedures set forth in Section 2.04 or Section 11.01.

SECTION 10.08.	NO DUPLICATION OF RECOVERY
In no event shall any Buyer Indemnified Person have any right to indemnification, or otherwise, from any Seller under this Article X to the extent any of the facts or circumstances relating to such claim for indemnification have been finally resolved pursuant to Section 2.04 above (whether as a result of the agreement of the parties, the failure of a party to timely notify the other of a dispute, or resolution of the Independent Accountants). Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

SECTION 10.09.	THIRD-PARTY CLAIMS
(a)    Promptly after receipt by an Indemnified Person of notice of the assertion of a claim against it by a third party (i.e., a Person that is not a Buyer Indemnified Person or a Seller Indemnified Person, or one of their respective Affiliates) for which the Indemnified Person is entitled to indemnity hereunder (a “Third-Party Claim”), the Indemnified Person shall give notice to the Indemnifying Person of the assertion of such Third-Party Claim; provided, however, that the failure to promptly notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice. Such notice by the Indemnified Person shall: (i) describe the Third-Party Claim in reasonable detail; (ii) include copies of all material written evidence thereof; and (iii) indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Person.
(b)    If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 10.09(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim at its sole cost and expense and, to the extent that it wishes, to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnifying Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article X for any fees or costs of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim.
(c)    The Indemnified Person shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Person’s right to control the defense thereof. If the Indemnifying Person elects not to compromise or defend such Third-Party Claim or fails to notify the Indemnified Person in writing of its election to defend as provided in this Agreement, the Indemnified Person may, subject to Section 10.09(d), pay, compromise or defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim (subject to the limitations on indemnification and the recovery of Losses provided herein). The parties hereto shall (and shall cause their respective Affiliates and Representatives to) cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.
(d)    In the event the Indemnifying Person assumes the defense of any Third-Party Claim, the Indemnifying Person shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), unless: (i) there is no finding or admission of any violation of Law by the Indemnified Person in such settlement; (ii) the sole relief provided in such settlement is monetary damages that are paid in full by the Indemnifying Person; and (iii) such settlement provides, in customary form, for the release of the Indemnified Person from all liabilities and obligations in connection with such Third-Party Claim. If, however, the Indemnifying Person does not assume the defense of the Third-Party Claim, the Indemnified Person shall not agree to any settlement thereof without the written consent of the Indemnifying Person (which consent shall not be unreasonably withheld, conditioned or delayed), unless: (x) there is no finding or admission of any violation of Law by the Indemnifying Person in such settlement; (y) the sole relief provided in such settlement is monetary damages; and (z) such settlement provides, in customary form, for the release of the Indemnifying Person from all liabilities and obligations in connection with such Third-Party Claim.

SECTION 10.10.	SUBROGATION
If any Buyer Indemnified Person is indemnified for any Losses pursuant to this Agreement with respect to any claim by a Person not party to this Agreement, then the Sellers will be subrogated to all rights and remedies of the Buyer Indemnified Person against such third party, and the Buyer will, and will cause each of the other Buyer Indemnified Persons to, cooperate with and assist the Sellers in asserting all such rights and remedies against such third party; provided, however, that the Buyer agrees that the R&W Insurance Policy shall provide that there shall be no subrogation against the Sellers or any of their Affiliates for any claims made by the Buyer Indemnified Persons under the R&W Insurance Policy, other than in connection with a claim against the Sellers for fraud.

SECTION 10.11.	ADJUSTMENTS TO THE PURCHASE PRICE
The parties hereto shall treat any amounts payable under this Article X by the Sellers as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

SECTION 10.12.	TERMINATION UPON CHANGE IN CONTROL
Notwithstanding anything in this Agreement to the contrary, effective as of a Change in Control: (a) the indemnification and other obligations of the Sellers set forth in this Article X will terminate immediately and be of no further force or effect; and (b) the Buyer Indemnified Persons, on behalf of themselves and any Person claiming by, through or under them, whether derivatively or otherwise (including, for the avoidance of doubt, each Person included in the definition of Buyer Indemnified Persons), hereby irrevocably and unconditionally releases, acquits and forever discharges the Sellers and their respective Affiliates, Representatives, successors and assigns, and all of their respective assets, tangible and intangible, real and personal, from all liabilities, obligations, actions, causes of actions, suits, expenses, costs, debts, sums of money, accounts and/or other claims or demands whatsoever, in law, equity or otherwise, whether fixed or contingent, known or unknown, which the Buyer Indemnified Persons ever had, now have or hereafter may have, upon or by reason of, or arising out of, this Agreement or any of the transactions contemplated by this Agreement.
ARTICLE XI
TAX MATTERS

SECTION 11.01.	PREPARATION OF TAX RETURNS
The Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company or any of its Subsidiaries after the Closing Date with respect to any Pre-Closing Tax Period. All such Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by the Buyer to the Sellers’ Representative (together with schedules, statements and, to the extent requested by the Sellers’ Representative, supporting documentation) at least thirty (30) days prior to the due date (including extensions) of such Tax Return. If the Sellers’ Representative objects to any item on any such Tax Return, it shall, within ten (10) days after delivery of such Tax Return, notify the Buyer in writing that it so objects, specifying with reasonable particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, the Buyer and the Sellers’ Representative shall negotiate in good faith and use commercially reasonable efforts to resolve such items. If the Buyer and the Sellers’ Representative are unable to reach such agreement within ten (10) days after receipt by the Buyer of such notice, the disputed items shall be resolved by the Independent Accountants and any determination by the Independent Accountants shall be final. If the Independent Accountants are unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by the Buyer and then amended to reflect the Independent Accountants’ resolution. The costs, fees and expenses of the Independent Accountants (and the cost of so amending any such Tax Returns) shall be borne equally by the Buyer, on the one hand, and the Sellers in proportion to their Applicable Total Percentages, on the other hand. Except to the extent otherwise included in the calculation of Closing Date Working Capital or Indebtedness (in each case as finally determined pursuant to Section 2.04), pursuant to Section 10.01(b)(iii), the Sellers shall bear the responsibility (in proportion to their Applicable Total Percentages) for the Taxes shown as due on all such Tax Returns for all periods (or portions thereof allocated to the Sellers pursuant to Section 11.09) through the end of the Closing Date. The preparation and filing of any Tax Return of the Company or any of its Subsidiaries that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of the Buyer.

SECTION 11.02.	BUYER TAX ACTS
Without the prior written consent of the Sellers’ Representative (which may not be unreasonably conditioned, delayed or withheld) and except as otherwise required by applicable Law, from and after the Closing, the Buyer, the Company and its Subsidiaries shall not (each of the following, a “Buyer Tax Act”):
(a)    make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return that would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of the Sellers, the Company or any of its Subsidiaries in respect of any Pre-Closing Tax Period;
(b)    agree with any Governmental Authority to extend the applicable statute of limitations with respect to any Tax Returns of the Company or any of its Subsidiaries for any Pre-Closing Tax Period;
(c)    initiate any voluntary contact with a Governmental Authority (including any taxing authority) with respect to a Tax Return for a Pre-Closing Tax Period;
(d)    file a Tax Return for a Pre-Closing Tax Period in a jurisdiction in which the Company or any of its Subsidiaries did not file such Tax Return prior to the Closing; or
(e)    take any action relating to Taxes that creates or that is reasonably likely to create a material Tax liability on the Closing Date or for any Pre-Closing Tax Period and that is outside the ordinary course of business, including: (i) any transfer of equity securities; (ii) any merger, amalgamation, conversion, reorganization or recapitalization; and (iii) any amendment or restatement of the Governing Documents of the Company or any of its Subsidiaries with retroactive effect (in each case, for the avoidance of doubt, to the extent such transfer, merger, amalgamation, conversion, reorganization, recapitalization, amendment or restatement is reasonably likely to create a material Tax liability on the Closing Date or for any Pre-Closing Tax Period).
Any Taxes resulting from any Buyer Tax Act shall be borne solely by the Buyer.

SECTION 11.03.	TAX BENEFITS OF PRE-CLOSING MATTERS
The parties shall, and after the Closing the Buyer shall cause the Company and its Subsidiaries to, include on the Tax Returns of the Company for the Pre-Closing Tax Period that ends on the Closing Date, any Transaction Tax Deductions applicable to the taxable year that includes the Closing Date, unless otherwise required by Law, and all such Transaction Tax Deductions shall be for the benefit of the Sellers. To the extent the Transaction Tax Deductions (or any portion thereof) results in the Buyer, the Company, any of its Subsidiaries or any of their Affiliates actually realizing a Tax benefit after the Closing Date, the Buyer shall promptly so notify the Sellers’ Representative in writing, and such Tax benefit shall be treated as a Tax Refund giving rise to a payment under Section 11.07. All Tax benefits resulting from a Transaction Tax Deduction shall be computed assuming that the Buyer and the Company and any of its Subsidiaries recognize all other current and available items of income, gain, loss, deduction or credit, and, to the extent not otherwise included in clause (b) of the definition of Transaction Tax Deductions, use all net operating loss carryforwards (other than any that may be created or increased as a result of the Transaction Tax Deductions) whether now existing or hereafter available, before recognizing any Tax benefit as a result of or attributable to any Transaction Tax Deductions, and the amount of the Tax benefit shall be determined on a with and without basis.

SECTION 11.04.	MUTUAL COOPERATION
The parties shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, Litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention (consistent with each party’s document retention policy) and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, Litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

SECTION 11.05.	WITHHOLDINGS
Except to the extent provided in Article II above or as otherwise required by applicable Law, neither the Buyer nor the Company or any of its Subsidiaries shall withhold any amount of the Purchase Price paid to or on behalf of the Sellers. The Buyer and the Company shall use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.

SECTION 11.06.	AUDITS AND EXAMINATIONS
After the Closing, the Buyer shall have the exclusive authority to control any audit or examination of Taxes relating to the Company or any of its Subsidiaries. Subject to the foregoing, the Buyer, the Company and its Subsidiaries shall allow the Sellers’ Representative, on behalf of the Sellers, to participate at the Sellers’ expense (in accordance with the respective Applicable Total Percentages) in any audits or examinations of Taxes to the extent that such audits or examinations could require any Seller to make a payment under this Agreement. Neither the Buyer nor the Company shall (nor shall they permit any Subsidiary to) settle any such audit or examination in a manner which would adversely affect any Seller, or cause any Seller to pay any amount under this Agreement, without the prior written consent of the Sellers’ Representative, which consent shall not unreasonably be withheld, conditioned or delayed. So long as any Pre-Closing Tax Periods of the Company or any of its Subsidiaries remain open for an assessment of Tax, the parties shall notify the other in writing within fifteen (15) Business Days after receipt of written or oral notice of: (a) any pending or threatened audit or assessment with respect to Taxes of the Company or any of its Subsidiaries relating to any Pre-Closing Tax Period; and (b) any pending or threatened audit or assessment with respect to Taxes of the Company or any of its Subsidiaries that could reasonably be expected affect Tax liabilities for any Pre-Closing Tax Period.

SECTION 11.07.	TAX REFUNDS
The Buyer and the Company shall (and they shall cause the Subsidiaries to) file such amendments to Tax Returns and make such claims for refunds for Pre-Closing Tax Periods as the Sellers’ Representative may from time-to-time reasonably request, at the cost and expense of the Sellers (in accordance with their Applicable Total Percentages). Without duplication for any payments made pursuant to Section 11.03, any Tax refunds (and interest thereon) that are received by the Buyer, the Company or any of its Subsidiaries, and any credits that actually reduce the Buyer’s, the Company’s or any of its Subsidiaries’ cash Tax liability, that relate to Taxes for any Pre-Closing Tax Period (in each case other than refunds or credits (i) attributable to losses, deductions or other Tax items carried back from a period after the Closing Date to a Pre-Closing Tax Period (other than Transaction Tax Deductions for the avoidance of doubt) or (ii) relating to Taxes that were not paid or deemed paid (including by way of inclusion in the calculation of the Final Adjusted Purchase Price) by the Sellers or, in a Pre-Closing Tax Period, by the Company or any of its Subsidiaries) (each, a “Tax Refund”) shall be for the account of the Sellers and shall be paid as provided below in this Section 11.07. To the extent an accrual or reserve for a Tax included in the Closing Date Working Capital (as finally determined pursuant to Section 2.04) exceeds the amount of Taxes actually paid with respect to such item, the excess shall be treated as a Tax Refund for the benefit of Sellers under this Section 11.07. For the avoidance of doubt, any refund or credit resulting from or relating to any Tax asset or Tax attribute (including without limitation Tax basis and net operating loss carryovers, but excluding Transaction Tax Deductions) of the Company or any of its Subsidiaries, whether or not arising in or from a Pre-Closing Tax Period, shall not be a Tax Refund. Promptly but in no event later than twenty (20) days of the date on which the Buyer, the Company or any of its Subsidiaries receives a Tax Refund: (a) the Buyer shall pay, or cause to be paid, to the Sellers’ Representative (for further payment as provided below) the amount of such Tax Refund. Promptly, and in any event within two (2) Business Days, after receipt of such Tax Refund, but subject to Section 13.02, the Sellers’ Representative shall pay each Seller an amount equal to such Seller’s Applicable Total Percentage of such Tax Refund (less any portion thereof that the Company or its Subsidiaries are required to withhold under applicable Law, which amounts the Sellers’ Representative shall pay to the Company or its Subsidiaries as applicable).

SECTION 11.08.	TRANSFER TAXES
All transfer, documentary, sales, use, stamp, registration and other similar Taxes and other governmental charges, and all conveyance fees, recording charges and other similar fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be paid by the Buyer. Each party hereto shall use its commercially reasonable efforts to minimize the amount of such Transfer Taxes and to cooperate in the preparation, execution and filing of all Tax Returns and other documents required in connection with such Transfer Taxes.

SECTION 11.09.	STRADDLE PERIODS
For purposes of calculating the Tax liability of the Company and its Subsidiaries for any taxable period beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Period”), the portion of any Tax that is allocable to the portion of such Straddle Period ending at the close of business on the Closing Date shall be: (a) in the case of real property Taxes, personal property Taxes and similar ad valorem Taxes, deemed to be an amount equal to the product of such Taxes for the entire Straddle Period and a fraction the numerator of which is the number of calendar days in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and (b) in the case of Taxes other than those described in clause (a) above, determined from the books and records of the Company or its Subsidiaries, as applicable, as though the taxable year of such Persons terminated at the close of business on the Closing Date. Consistent with the foregoing, in the case of any items of income, gain, deduction, loss or credit for federal and applicable state income tax purposes attributable to the Company or any of its Subsidiaries for a Straddle Period, the parties shall cooperate to cause the Company and its Subsidiaries to allocate such items based on its books and records as though its taxable year terminated at the close of business on the Closing Date.

SECTION 11.10.	TAXATION OF ESCROW AMOUNT
For all relevant Tax purposes, the parties shall treat the Escrow Amount as an asset of the Buyer until the release of such funds to the Sellers’ Representative (for the benefit of the Sellers) and the Buyer shall pay all Taxes on any interest or other income earned with respect to such funds until such funds are so released to the Sellers’ Representative (for the benefit of the Sellers).

SECTION 11.11.	NO CODE SECTION 338 ELECTION
Neither the Buyer, the Company nor any of their Affiliates will make (or permit to be made) any election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.

SECTION 11.12.	OVERLAP
To the extent that any obligation or responsibility pursuant to Article X overlaps with an obligation or responsibility pursuant to this Article XI, the provisions of this Article XI shall govern.
ARTICLE XII
TERMINATION OF THIS AGREEMENT

SECTION 12.01.	TERMINATION EVENTS
This Agreement may be terminated:
(a)    by the Buyer if the Buyer is not then in material breach of any provision of this Agreement and a material breach of any provision of this Agreement has been committed by any Seller or the Company and such breach has not been either (i) waived in writing, or (ii) cured within ten (10) days after notice of such breach is delivered by the Buyer to the Sellers’ Representative;
(b)    by the Sellers’ Representative if no Seller or the Company is then in material breach of any provision of this Agreement and a material breach of any provision of this Agreement has been committed by the Buyer and such breach has not been either (i) waived in writing, or (ii) if capable of being cured, cured within ten (10) days after notice of such breach is delivered by the Sellers’ Representative to the Buyer;
(c)    by the Buyer if any of the conditions precedent set forth in Section 9.01 (other than conditions that by their terms are to be satisfied at the Closing) have not been satisfied as of August 31, 2018 or if satisfaction of such a condition becomes impossible (other than through failure of the Buyer to comply with its obligations under this Agreement) and the Buyer has not waived such condition on or before such date;
(d)    by the Sellers’ Representative if any of the conditions precedent set forth in Section 9.02 (other than conditions that by their terms are to be satisfied at the Closing) have not been satisfied as of August 31, 2018 or if satisfaction of such a condition becomes impossible (other than through failure of the Sellers or the Company to comply with their respective obligations under this Agreement) and the Sellers’ Representative or the Company (as appropriate) have not waived such condition on or before such date;
(e)    by the Buyer if, since the date of this Agreement there has been, or there has occurred any event which would be reasonably likely to result in, any Material Adverse Effect; or
(f)    by mutual written agreement of the Buyer, on the one hand, and the Sellers’ Representative, on the other hand.

SECTION 12.02.	EFFECT OF TERMINATION
If this Agreement is terminated under Section 12.01 above, no party hereto shall have any further rights or obligations under this Agreement, except: (a) under Section 8.02(c), Article XIII and Article XIV below, which shall survive indefinitely; and (b) that the foregoing shall not relieve any party of any liability resulting from fraud or such party’s intentional breach of, this Agreement.
ARTICLE XIII
MATTERS CONCERNING THE SELLERS’ REPRESENTATIVE

SECTION 13.01.	APPOINTMENT OF THE SELLER’S REPRESENTATIVE
Each Seller hereby irrevocably constitutes and appoints HKW, as his, her or its lawful attorney-in-fact, as the Sellers’ Representative under this Agreement, with the exclusive authority to act as such hereunder as further provided in this Article XIII. This power of attorney, and all authority hereby conferred, is irrevocable and will not be terminated by any act of any Seller or by operation of Law, whether by the liquidation, winding up, sale, death or incapacity of any Seller or by the occurrence of any other event. The Buyer and the Company shall be entitled to rely conclusively on the instructions and decisions of the Sellers’ Representative as to any actions permitted to be taken by the Sellers’ Representative hereunder.

SECTION 13.02.	SELLERS’ REPRESENTATIVE HOLDBACK
Notwithstanding anything to the contrary herein contained, the Sellers’ Representative shall have the right to withhold from all distributions to be made by it to the Sellers under this Agreement such amount as it reasonably determines is advisable to pay the foreseeable costs and expenses of the Sellers’ Representative incurred or likely to be incurred in connection with its duties as the Sellers’ Representative hereunder and to satisfy any liabilities or obligations of the Sellers hereunder reasonably likely to occur (other than liabilities or obligations arising under Section 10.01(a)) (the aggregate amount so withheld by the Sellers’ Representative, the “Holdback Amount”). The Sellers’ Representative shall allocate the Holdback Amount among distributions withheld from and paid to the Sellers as though such amount initially was deducted in the calculation of the Adjusted Purchase Price. The Holdback Amount shall be used for the purposes provided in, and distributed to the Sellers, as provided in this Article XIII.

SECTION 13.03.	AUTHORITY OF THE SELLERS’ REPRESENTATIVE
Except as set forth in Section 13.04 below, the Sellers’ Representative will have full power and authority to act on each Seller’s behalf with respect to all matters under or in connection with this Agreement and the Escrow Agreement and in general to do all things and to perform all acts on each Seller’s behalf as may be contemplated by this Agreement and the Escrow Agreement. Without limiting the generality of the foregoing, the Sellers’ Representative shall have full power and authority to:
(a)    give and receive notices on behalf of each Seller (including Dispute Notices and notices of claims for indemnification under Section 10.01(b) and Section 10.02);
(b)    review, consider, challenge and resolve the Closing Statement, the Adjusted Purchase Price, and all the components (and the calculation) thereof;
(c)    withhold and maintain the Holdback Amount;
(d)    pay, from the Holdback Amount, all costs, fees, expenses and Taxes (including legal and accounting fees and expenses) as from time-to-time it shall incur in connection with the performance of its duties as the Sellers’ Representative hereunder;
(e)    pay from the Holdback Amount any amount required to be paid by the Sellers under Section 2.05(b)(iii);
(f)    assert, settle, litigate and otherwise resolve any and all claims for indemnification under Section 10.02;
(g)    review, consider, challenge, dispute, compromise, settle, litigate, defend and otherwise resolve all indemnification claims under Section 10.01(b), including any Third-Party Claims arising in connection therewith;
(h)    waive any conditions precedent, in whole or in part, under this Agreement;
(i)    terminate this Agreement as contemplated by Article XII;
(j)    consent to an assignment of this Agreement pursuant to Section 14.01;
(k)    consent to the amendment or modification of this Agreement; and
(l)    consent to any public announcement of this Agreement pursuant to Section 14.08.
In addition to the foregoing rights, the Sellers’ Representative shall also have the right to enforce against each Seller formerly holding Options, the provisions of Section 5 of the Stock Option Award Agreements to which such Seller was a party to immediately prior to the Closing, regardless of any termination of such Stock Option Award Agreements on the Closing Date, and each such Seller hereby agrees to abide by such provisions as calculated by the Sellers’ Representative, which such calculations shall be deemed final and binding on such Seller, absent manifest error.

SECTION 13.04.	LIMITATIONS ON AUTHORITY
Notwithstanding anything to the contrary in this Agreement, the Sellers’ Representative shall have no authority to act as attorney-in-fact or otherwise for any Seller: (a) with respect to any indemnity claim solely against such Seller arising under Section 10.01(a) above (a “Several Claim”), and each such Seller shall be entitled to resolve any and all Several Claims; or (b) without the consent of the applicable Seller, in connection with an amendment or modification of this Agreement that (i) results in any increase in liability to such Seller from the liabilities described in this Agreement, (ii) results in any reduction in compensation to be provided to such Seller, (iii) adversely and disproportionately affects such Seller as compared to any other Seller, or (iv) subjects such Seller to any restrictive covenants (e.g., covenants regarding non-competition, non-solicitation, non-disparagement or confidentiality) beyond those restrictive covenants agreed to by such Seller in connection with the Closing, other than (in the case of clauses (i) and (ii)) as contemplated by the authority expressly granted to the Sellers’ Representative pursuant to Sections Section 13.03(a) through (l) above.

SECTION 13.05.	LIMITATIONS ON LIABILITY
(a)    The Sellers’ Representative is acting solely in an agency capacity in connection with this Agreement and the Escrow Agreement and will have no personal liability to any Person for any action taken, or inaction, in its capacity of the Sellers’ Representative, except to the extent it is determined by a court of competent jurisdiction, in a final non-appealable order, to have resulted directly and solely from the gross negligence or willful misconduct of the Sellers’ Representative. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, IN NO EVENT SHALL THE SELLERS’ REPRESENTATIVE BE LIABLE TO ANY SELLER FOR ANY SPECIAL, SPECULATIVE, REMOTE, EXEMPLARY, INDIRECT, INCIDENTAL, TREBLE, CONSEQUENTIAL OR PUNITIVE DAMAGES.
(b)    In connection with the exercise of its duties, the Sellers’ Representative will be entitled to consult with and rely upon legal counsel (including Sellers’ Counsel) and other professional advisors, with the costs thereof (and all other out-of-pocket costs reasonably incurred by the Sellers’ Representative incident to discharging its duties under this Agreement) to be allocated among the Sellers in accordance with their respective Applicable Total Percentages (the amount of which may be withheld from any payment due to such Seller hereunder).
(c)    The Sellers’ Representative shall be protected in acting upon any written notice, consent, receipt or other paper or document furnished to it, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information therein contained, without inquiry. The Sellers’ Representative shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or Law.
(d)    The Sellers’ Representative shall have no duties except those which are expressly set forth herein.
(e)    Each Seller, in accordance with such Seller’s respective Applicable Total Percentage, shall indemnify, defend and hold the Sellers’ Representative harmless from and against any and all claims, losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) which the Sellers’ Representative may suffer or sustain as a result of any action taken, or not taken, in good faith hereunder. In the event the Holdback Amount is not sufficient to satisfy and pay in full all expenses and obligations of the Sellers’ Representative likely to be incurred by the Sellers’ Representative in fulfilling its obligations hereunder, the Sellers’ Representative shall not be obligated to take any action contemplated by this Agreement until the Sellers shall have paid to the Sellers’ Representative sufficient amounts to pay in full all such expenses and obligations (which payment shall be made by the Sellers in accordance with their respective Applicable Total Percentages).

SECTION 13.06.	INVESTMENT OF THE HOLDBACK AMOUNT
The Sellers’ Representative may hold, invest, reinvest and/or deposit the Holdback Amount in: (a) direct obligations of, or obligations guaranteed by, the United States of America; (b) certificates of deposit, checking, savings or money market accounts of any bank or trust company organized under the Laws of the United States of America, or any state; or (c) such other accounts or investments as it reasonably determines (including non-interest bearing accounts). The Sellers’ Representative shall have no liability for investment losses.

SECTION 13.07.	SUCCESSOR SELLERS’ REPRESENTATIVES
HKW may resign as the Sellers’ Representative at any time upon no less than thirty (30) days’ written notice to the Sellers. Upon such resignation, the Sellers shall appoint (by majority vote in accordance with their Applicable Total Percentages) a successor Sellers’ Representative to act hereunder. Promptly following appointment of a successor Sellers’ Representative, HKW shall distribute the then remaining portion of the Holdback Amount to the successor Sellers’ Representative, less all costs, fees and expenses which it reasonably believes it may be obligated to pay thereafter in connection this Agreement. If within thirty (30) days after the effective date of the resignation of HKW as the Sellers’ Representative hereunder a successor has not been appointed as provided above, HKW may apply to a court of competent jurisdiction for the appointment of a successor Sellers’ Representative and the costs, expenses and attorneys’ fees which are incurred in connection with such a proceeding shall be paid from the Holdback Amount (with any excess paid by the Sellers in accordance with their respective Applicable Total Percentages). Upon delivery of the then remaining portion of the Holdback Amount as provided above, HKW shall be discharged of all further obligations hereunder.

SECTION 13.08.	DISTRIBUTION OF THE HOLDBACK AMOUNT
(a)    The Holdback Amount shall be held and disbursed by the Sellers’ Representative as provided in this Section 13.08. The Sellers’ Representative may use all or any portion of the Holdback Amount to satisfy any future obligations that may be owed by the Sellers, or any of them, under this Agreement or otherwise in connection with the consummation of the transactions contemplated by this Agreement (other than obligations relating to Several Claims), or to satisfy any future costs, expenses, liabilities, Taxes or other amounts that the Sellers’ Representative may incur in connection with acting in such capacity under this Agreement.
(b)    Promptly following the date on which the Sellers’ Representative determines that all liabilities and obligations of the Sellers hereunder or under the Escrow Agreement (other than obligations relating to Several Claims) and all costs, expenses, liabilities, Taxes or other amounts that the Sellers’ Representative may incur in connection with acting in such capacity under this Agreement have been satisfied, the Sellers’ Representative shall disburse any remaining portion of the Holdback Amount to the Sellers in proportion to their respective Applicable Total Percentages, and at any time prior thereto the Sellers’ Representative may (in its sole and absolute discretion) distribute any portion thereof in such proportion.
(c)    Notwithstanding anything to the contrary herein contained, the Sellers’ Representative may distribute any amounts it receives hereunder (whether or not a part of the Holdback Amount) among the Sellers in a proportion reasonably determined by it to reflect the economic intent of this Agreement with respect to the allocation of the consideration payable hereunder and the intended proportional liabilities of the Sellers under this Agreement. Sellers’ sole and exclusive recourse for any claim of the misapplication of any amounts by the Sellers’ Representative shall be a right of contribution from the remaining Sellers, other than for any claim against the Sellers’ Representative for gross negligence or willful misconduct in the application of such amounts.
(d)    All distributions from the Sellers’ Representative to the Sellers shall be made by wire transfer of immediately available funds (or by check, if requested in writing by a Seller) to an account directed in writing by the Seller. Notwithstanding anything to the contrary herein contained, in no event shall the Sellers’ Representative have any obligation to distribute funds to a Seller until such Seller provides the Sellers’ Representative with a written payment direction for such distribution.

SECTION 13.09.	SEVERAL CLAIMS
In the event that the Sellers’ Representative receives notice of any claim for indemnification relating to a Several Claim, the Sellers’ Representative shall promptly deliver notice of such claim to the affected Seller to the address set forth beneath the signature block relating to such Seller on the signature pages hereto.
ARTICLE XIV
MISCELLANEOUS

SECTION 14.01.	ASSIGNMENT
The Buyer may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the Sellers’ Representative or (prior to the Closing) the Company; provided, that the Buyer may assign this Agreement without the consent of any other party to any Affiliate of the Buyer (but notwithstanding such assignment shall remain liable in all respects for the performance of this Agreement). The Sellers may not assign any of their rights or delegate any of their obligations under this Agreement without the prior written consent of the Buyer and (prior to the Closing) the Company.

SECTION 14.02.	NOTICES
All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14.02):

If to the Buyer:
EWT Holdings III Corp.
210 Sixth Avenue, Suite 3300
Pittsburgh, PA 15222
Attention: General Counsel
Facsimile No.: (724) 772-1430

with a copy to (which shall not constitute notice):

Pepper Hamilton LLP
500 Grant Street, Suite 5000
Pittsburgh, PA 15219-2507
Facsimile No.: 800-865-1638
Attention: Eric D. Kline
Email: klinee@pepperlaw.com

If to the Sellers:
Hammond, Kennedy, Whitney & Company, Inc.
8888 Keystone Crossing, Suite 600
Indianapolis, IN 46240
Facsimile No.: 317-574-7515
Attention: Caroline L. Young
Email: cly@hkwinc.com

with a copy to (which shall not constitute notice):

Taft Stettinius & Hollister LLP
One Indiana Square, Suite 3500
Indianapolis, IN 46204
Facsimile No.: 317-713-3699
Attention: Robert J. Hicks
Email: rhicks@taftlaw.com
   - and -
Ralph A. Caruso II
Email: rcaruso@taftlaw.com

Prior to the Closing, notice to the Company shall be given in the same manner as notice to the Sellers and after the Closing, notice to the Company shall be given in the same manner as notice to the Buyer. A party may change its address, facsimile number, contact person or email address by providing written notice, in accordance with the foregoing provisions of this Section 14.02, to the other parties of such change. Notwithstanding the foregoing, all notices from the Buyer in respect of any Several Claim shall be delivered to the appropriate Seller to the address set forth beneath the signature block relating to such Seller on the signature pages hereto with a copy to (which shall not constitute notice) the Sellers’ Representative and its counsel.

SECTION 14.03.	EXPENSES
All costs, fees and expenses incurred by any party incident to the negotiation and preparation of this Agreement and to the performance and compliance with all agreements contained herein, including the fees, expenses and disbursements of any Representatives, counsel and accountants engaged by any such party, shall be borne solely by the party which has incurred such expense. The Buyer, on the one hand, and the Sellers (as part of the Transaction Expenses), on the other hand, each shall be responsible for one-half (½) of (a) the D&O Tail Policy and (b) all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.

SECTION 14.04.	GOVERNING LAW; FORUM; WAIVER OF JURY TRIAL
(a)    This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to such jurisdiction’s conflict of laws principles.
(b)    Any controversy, claim or dispute arising out of or relating to this Agreement or the breach, termination, enforceability or validity of this Agreement, shall be brought only in the United States District Court for the District of Delaware or the Delaware Court of Chancery sitting in the County of New Castle, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such matter, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the matter shall be heard and determined only in any such court and agrees not to bring any such matter arising out of or relating to this Agreement in any other court. The parties agree that either of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any matter referred to in this paragraph may be served on any party anywhere in the world.
(c)    EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

SECTION 14.05.	PARTIAL INVALIDITY
In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

SECTION 14.06.	EXECUTION IN COUNTERPARTS; FACSIMILE AND E-MAIL SIGNATURES
This Agreement may be executed in one or more counterparts, each of which shall be considered an original counterpart, and all of which shall be considered to be but one agreement and shall become a binding agreement when each party shall have executed one counterpart and delivered it to the other party hereto. A signature affixed to a counterpart of this Agreement and delivered by facsimile or electronic mail by any Person is intended to be its, his or her signature and shall be valid, binding and enforceable against the party on whose behalf it has been affixed.

SECTION 14.07.	ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS
This Agreement (along with the Confidentiality Agreement and each other agreement, certificate, document or instrument executed in connection herewith) contains the entire understanding of the parties hereto with regard to the subject matter contained in this Agreement and supersedes all prior agreements or understandings of the parties. Subject to Section 8.01(e) and Section 13.04, the parties may amend, modify and supplement this Agreement only by the written agreement of the Buyer, on the one hand, and the Sellers’ Representative, on the other hand; provided, however, that nothing set forth in Section 14.11 shall be amended or restated without the prior written consent of Sellers’ Counsel (who are, for the avoidance of doubt, expressly made third-party beneficiaries of this Agreement). The failure of any party to this Agreement to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

SECTION 14.08.	PUBLIC ANNOUNCEMENTS
The parties shall consult with each other before making or issuing, or causing or permitting any Person to make or issue, any public statement or press release with respect to this Agreement or the transactions contemplated by this Agreement. No party shall issue any press release or make any public statement before obtaining the other parties’ prior written approval, except that no such approval shall be necessary to the extent disclosure may be required by Law or stock exchange requirements (based upon the reasonable advice of counsel), in which case the party issuing such press release or making such public statement shall make reasonable efforts to notify the other of the existence of such requirement prior to publication. The Buyer and the Sellers’ Representative will consult with each other concerning the means by which employees, customers, suppliers and others having dealings with Company or any of its Subsidiaries will be informed of the transactions contemplated by this Agreement, if at all, and the Buyer will have the right to be present for any such communication. Notwithstanding the foregoing, nothing in this Section 14.08 shall limit or prohibit any private equity fund or sponsor associated with the Buyer or any Seller from disclosing the financial terms and conditions, or any other terms and conditions, of this Agreement and the transactions contemplated by this Agreement to limited partners and Affiliates, or in connection with fund raising activities, provided that such parties are appraised of the confidential, non-public nature of such information and subject to confidentiality restrictions no less restrictive than those set forth in the Confidentiality Agreement.

SECTION 14.09.	NON-RECOURSE PARTIES
Notwithstanding anything to the contrary set forth herein, and for the avoidance of doubt, in no event shall any Non-Recourse Party have any liability or obligation whatsoever under this Agreement or in connection with the transactions contemplated by this Agreement. The Buyer (for itself and each of the other Buyer Indemnified Persons) hereby irrevocably and unconditionally waives, releases and forever discharges any right it now has, has had or may hereafter have against any Non-Recourse Party in connection with this Agreement or the transactions contemplated by this Agreement. The Buyer shall not (and shall not permit any Person claiming through it to) assert or bring any claim against any Non-Recourse Party in connection with this Agreement or the transactions contemplated by this Agreement.

SECTION 14.10.	SPECIFIC PERFORMANCE
Each of the parties hereto acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any such party, money damages may be inadequate and the non-breaching party may have no adequate remedy at Law. Accordingly, the parties hereto agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to seek to enforce its rights and the other party’s obligations hereunder not only by an action for damages but also by an action, for specific performance, injunctive and/or other equitable relief (without posting of bond or other security). Each of the parties hereto agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by a Seller or the Company, on the one hand, and to prevent or restrain breaches of this Agreement by Buyer, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement.

SECTION 14.11.	FUTURE REPRESENTATION
If any Seller or the Sellers’ Representative so desires, and without the need for any consent or waiver by Buyer, the Company, any of its Subsidiaries or any other Seller, Sellers’ Counsel is permitted to represent any Seller and/or the Sellers’ Representative after the Closing in connection with any matter related to the transactions contemplated by this Agreement (or any other document, instrument or agreement enter into in connection herewith, including the Escrow Agreement) or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Sellers’ Counsel is permitted to represent any Seller, the Sellers’ Representative, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute with the Buyer, the Company, any of its Subsidiaries or any of their respective agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, including as claims for indemnification and disputes involving any other documents, instruments or agreements entered into in connection with this Agreement. Each of the Buyer and the Company consents to the disclosure by Sellers’ Counsel to the Sellers and the Sellers’ Representative of any information learned by Sellers’ Counsel in the course of its representation of the Sellers, the Company or its Subsidiaries, regardless of whether such information is subject to attorney-client privilege or Sellers’ Counsel’s duty of confidentiality and whether or not such disclosure is made before or after the Closing. From and after the Closing, the Company and its Subsidiaries shall cease to have any attorney-client relationship with Sellers’ Counsel unless and to the extent Sellers’ Counsel is specifically engaged in writing by the Company or its Subsidiaries to represent the Company or any such Subsidiary after the Closing and either: (a) such engagement involves no conflict of interest with respect to the Sellers (including, for the avoidance of doubt, the Sellers’ Representative); or (b) the Sellers (including, for the avoidance of doubt, the Sellers’ Representative on their behalf) consent in writing at the time to such engagement. Any such representation of the Company or its Subsidiaries by Sellers’ Counsel after the Closing will not affect the foregoing provisions hereof. Furthermore, Sellers’ Counsel is permitted to withdraw from any representation of the Company or its Subsidiaries in order to be able to represent or continue so representing any Sellers (including, for the avoidance of doubt, the Sellers’ Representative), even if such withdrawal causes the Company, its Subsidiaries or the Buyer additional expense, delay or other prejudice.

SECTION 14.12.	PARTIES IN INTEREST
This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as specifically identified herein (including with respect to (a) the Buyer Indemnified Persons and the Seller Indemnified Persons not parties hereto, (b) the officers, directors, managers, employees and other individuals with similar authority of the Company and its Subsidiaries as specifically contemplated to be included in Section 8.05, (c) the Non-recourse Parties under Section 14.09, and (d) Sellers’ Counsel with respect to Section 14.11, each of whom is expressly made a third-party beneficiary hereof), nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

[Signature pages follow]
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
PROACT SERVICES CORPORATION

By: /s/ Gerard Smiddy
Name: Gerard Smiddy
Title: President and Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
EWT HOLDINGS III CORP.

By: /s/ Ron Keating
Name: Ron Keating
Title: President and Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
HAMMOND, KENNEDY, WHITNEY & COMPANY, INC., solely in its capacity as Sellers’ Representative

By: /s/ Caroline L. Young
Name: Caroline L. Yong
Title: Partner

HKW CAPITAL PARTNERS IV, L.P.
By: HKW Management IV, L.P., its sole general partner
By: HKW Equity Partners, L.L.C., its sole general partner

By: /s/ Caroline L. Young
Name: Caroline L. Yong
Title: Partner

HKW CAPITAL PARTNERS IV-A, L.P.
By: HKW Management IV, L.P., its sole general partner
By: HKW Equity Partners, L.L.C., its sole general partner

By: /s/ Caroline L. Young
Name: Caroline L. Yong
Title: Partner

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
/s/ Michael Basile
Michael Basile

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
/s/ John C. Britton
John C. Britton

PRIVATE TRUST COMPANY FBO: JOHN C. BRITTON, IRA

By: /s/ Lisa Myers
Name: Lisa Myers
Title: VP, PTC

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
/s/ Frank Skrocki
Frank Skrocki

/s/ Beryl Skrocki
Beryl Skrocki

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
/s/ Frank L. Smiddy
Frank L. Smiddy

Smiddy Charitable Remainder Unitrust
under agreement dated 6/1/2018

By: /s/ Frank L. Smiddy
Frank L. Smiddy, Trustee

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
/s/ Gerard Smiddy
Gerard Smiddy

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
/s/ Stephen Smiddy
Stephen Smiddy

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
/s/ Charles Anderson
Charles Anderson

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
/s/ Yvonne Amato
Yvonne Amato

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
/s/ Chris Brooks
Chris Brooks

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
/s/ Eric Brooks
Eric Brooks

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
/s/ Matt Burns
Matt Burns

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
/s/ Rob Curtis
Rob Curtis

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
/s/ Leon Fowler
Leon Fowler

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
/s/ Jeremy Gallop
Jeremy Gallop

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
/s/ Ervin Gladden
Ervin Gladden

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
/s/ Jeremy R. Goble
Jeremy R. Goble

PRIVATE TRUST COMPANY FBO: JEREMY R. GOBLE, IRA

By: /s/ Lisa Myers
Name: Lisa Myers
Title: VP, PTC

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
/s/ Troy Kirkland
Troy Kirkland

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
/s/ Kasey Laisure
Kasey Laisure

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
/s/ Scott Lehman
Scott Lehman

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
/s/ Kyle Leng
Kyle Leng

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
/s/ April O’Brien
April O’Brien

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
/s/ Dave Morrow
Dave Morrow

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
/s/ Zach Nichols
Zach Nichols

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
/s/ Dave Skrocki
Dave Skrocki

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
/s/ William S. Smith
William S. Smith

PRIVATE TRUST COMPANY FBO: WILLIAM S. SMITH, IRA

By: /s/ Lisa Myers
Name: Lisa Myers
Title: VP, PTC

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
/s/ Ren Willis
Ren Willis

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
/s/ Ryan Zaks
Ryan Zaks

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